Exhibit C

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

LINAMAR CORPORATION,

MCLN ACQUISITION CORP.,

AND

McLAREN PERFORMANCE TECHNOLOGIES, INC.

JULY 30, 2003

Index of Exhibits

Exhibit A             Voting Agreement

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of July 30, 2003, among LINAMAR CORPORATION, a Canadian corporation (“Parent”), MCLN ACQUISITION CORP., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and MCLAREN PERFORMANCE TECHNOLOGIES, INC., a Delaware corporation (the “Company”).

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved the acquisition of the Company by Parent, by means of the merger (the “Merger”) of Merger Sub with and into the Company, upon the terms and subject to the conditions set forth in the Agreement, and the Board of Directors of the Company has resolved and agreed to recommend that holders of outstanding Shares approve the Merger;

WHEREAS, upon consummation of the Merger, each issued and outstanding Share not owned by Parent, the Company or their respective wholly owned Subsidiaries will be converted into the right to receive the Merger Consideration upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition of and inducement to Parent and Merger Sub entering into this Agreement, certain beneficial and record holders of the Shares (collectively, the “Principal Stockholders”) are entering into an agreement (including an irrevocable proxy), dated as of the date hereof, in the form of Exhibit A hereto (the “Voting Agreement”), pursuant to which, among other things, each Principal Stockholder has agreed to vote the Shares held or controlled by it in favor of the Merger and this Agreement;

WHEREAS, the respective Boards of Directors of each of Parent, Merger Sub and the Company have determined that the Merger upon the terms and subject to the conditions of this Agreement would be advantageous and beneficial to their respective corporations and that such transaction is consistent with and in furtherance of such entities’ respective long-term business strategies; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to consummation thereof.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement and the Voting Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Definitions. The following terms, as used herein, have the following meanings:

(a) “Acquisition Proposal” means any offer or proposal by a third party, other than Parent, Merger Sub or any affiliate thereof, relating to: (A) any acquisition or purchase from the Company by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 15% interest in the outstanding voting securities of the Company or any of its Subsidiaries or any tender offer or exchange offer that if consummated would result in any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 15% or more of the outstanding voting securities of the Company or any of its Subsidiaries or any merger, consolidation, business combination or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction would hold less than 50% of the equity interests in the surviving or resulting entity of such transaction; or (B) any sale, lease, exchange, transfer, license, acquisition, or disposition of more than 15% of the consolidated assets of the Company.

(b) “Debt Obligation” means, with respect to any Person, (i) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid, (iv) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (v) all obligations of such Person issued or assumed as the deferred purchase price of property or services, (vi) all Debt Obligations of others secured by (or for which the holder of such Debt Obligation has an existing right, contingent or otherwise, to be secured by) any claim on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (vii) all guarantees by such Person of Debt Obligations of others, (viii) all capital lease obligations of such Person, (ix) all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements, (x) all obligations of such Person as an account party in respect of letters of credit and banker’s acceptances, (xi) all obligations of such Person consisting of overdrafts (e.g., cash float reflected as a net negative on the cash line), and (xii) all obligations of such Person pursuant to any deferred compensation agreements. Without limiting the foregoing, “Debt Obligation” of the Company shall include the items set forth on Schedule 3.5(c).

(c) “Encumbrances” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset and any restriction on the transfer of any other attribute of ownership of any asset).

(d) “Exchange Act” means the Securities and Exchange Act of 1934, as amended.

(e) “Governmental Entity” means any court, regulatory or administrative agency or commission or other governmental authority, tribunal, or instrumentality, foreign, domestic or supranational.

(f) “Knowledge” means with respect to a party hereto, with respect to any matter in question, that which is known or, with respect to matters arising or occurring during or relating to the period of June 1, 2000 until the date hereof, that which is known or would or should be known after due inquiry to any of the executive officers of such party. For purposes of this definition, the “executive officers” of the Company shall be those Persons listed on Schedule 1.1(f).

(g) “Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, bylaw, code, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

(h) Whenever any representation or warranty in Articles 3 and 4 contains an exception or limitation relating to “material”, “materiality,” “material adverse” events or omissions or similar concepts (other than “Material Adverse Effect”) (collectively, “Materiality Tests”), such Materiality Tests shall be deemed to have been met (i.e., such events or omissions shall be deemed to be “material,” “materially adverse,” have a “material adverse effect” or otherwise meet a similar test), and such representation or warranty shall be deemed to have been breached, if such breach results in, or would be reasonably expected to result in, (i) damages with respect to the matter being represented or warranted of $100,000 or more, or (ii) taken in the aggregate with all other such breaches, damages with respect to all such matters being represented or warranted of $200,000 or more.

(i) “Material Adverse Effect” when used in connection with a Person means any change, event, circumstance, occurrence or effect that (i) either individually or in the aggregate with all other changes, effects, events and occurrences is materially adverse to the business, properties, financial condition, assets, including intangible assets, capitalization or results of operations of such Person taken as a whole, (ii) does or is reasonably likely to materially adversely affect the ability of such Person to perform its obligations under this Agreement or the Voting Agreement or to consummate the transactions contemplated hereby or thereby, or (iii) materially adversely affects the ability of the Parent to conduct the business of the Surviving Corporation after the Closing Date substantially as the Company’s business is being conducted as of the date hereof; provided, however, that a “Material Adverse Effect” shall not include any change or effect solely resulting from or attributable to (a) general national, international or regional economic or financial conditions, (b) other developments which are not unique to the Company but also affect other Persons who engage in a business substantially similar to the business of the Company in the same geographic area as the Company, including Parent to the extent it engages in such business, (c) the Company’s compliance with any terms, conditions or restrictions set forth in this Agreement, or (d) the announcement of this Agreement or the transactions contemplated hereby.

(j) “Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

(k) “Securities Act” means the Securities Act of 1933, as amended.

(l) “SEC” means the United States Securities and Exchange Commission.

(m) “Subsidiary” of a specified entity means any corporation, partnership, limited liability company, joint venture or other legal entity of which the specified entity (either alone or through or together with any other Subsidiary) (i) owns, directly or indirectly, 50% or more of the stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation or other legal entity, (ii) is a general partner, trustee, manager or other entity or Person performing similar functions or (iii) has control (as defined in Rule 405 under the Securities Act).

(n) “Superior Proposal” means any bona fide, unsolicited written Acquisition Proposal for all the outstanding Shares on terms that the Board of Directors of the Company determines in good faith by a majority vote, after consultation with its financial advisor of nationally recognized reputation and taking into account all the terms and conditions of the Acquisition Proposal, are more favorable to the Company’s stockholders than those provided hereunder.

SECTION 1.2 Other Defined Terms. The following terms are defined in the section indicated:

Term	Section
Certificate of Merger	2.3
Certificates	2.8(b)
Charter Documents	3.1(a)
Closing	2.3
Closing Date	2.3
COBRA	3.13(a)
Code	2.8(e)
Company	3.12(e)
Company Balance Sheet	3.5(b)
Company Contracts	3.14
Company Employee Plan	3.13(a)
Company Financials	3.5(b)
Company Options	3.2(b)
Company Stock Option Plans	2.7(c)
Company Warrants	3.2(c)
Company’s Intellectual Property	3.9(a)

Rights
Debt Obligation Certificate	6.11
DGCL	2.1
Disclosure Memo	1.3
Dissenting Shares	2.10
DOL	3.13(a)
Effective Time	2.3
Employee	3.13(a)
Employee Agreement	3.13(a)
Environmental Claims	3.12(a)
Environmental Clean-Up Site	3.12(a)
Environmental Laws	3.12(a)
Environmental Permits	3.12(a)
ERISA	3.13(a)
ERISA Affiliate	3.13(a)
FICA	3.7(b)
Filings	6.2(a)
FMLA	3.13(a)
FUTA	3.7(b)
GAAP	3.5(b)
Hazardous Materials	3.12(a)
Intellectual Property Rights	3.9(a)
International Employee Plan	3.13(a)
IRS	3.13(a)
Merger	recitals
Merger Consideration	2.7(a)
Merger Sub	2.5(a)
Merger Sub Common Stock	2.7(d)
Multiemployer Plan	3.13(a)
Outsourced Plan	3.13(b)
Paying Agent	2.8(a)
Payment Fund	2.8(a)
PBGC	3.13(a)
PCBs	3.12(a)
Pension Plan	3.13(a)
Permits	3.10(b)
Preferred Stock	3.2(a)
Principal Stockholders	recitals
Proxy Statement	6.1(a)
Recommendation	2.1
Release	3.12(a)

Returns	3.7(a)
SEC Reports	3.5(a)
Shares	3.2(a)
Steyr Claims	3.26
Steyr License Agreement	3.26
Stockholder Approval	3.4(a)
Stockholders Meeting	6.1(b)
Subsidiaries	3.12(e)
Surviving Corporation	2.2
Tax	3.7(t)
Taxes	3.7(t)
Termination Fee	8.3(b)
Third Party IP Rights	3.9(c)
Triggering Event	8.1(g)
Voting Agreement	recitals
WARN	3.13(q)

SECTION 1.3 Other Definitional Provisions and Interpretive Rules. For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (a) defined terms include the plural as well as the singular and the use of any gender shall be deemed to include the other gender; (b) the use of the term “including” means “including but not limited to”; and (c) the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision. References to “Schedules” are to the items disclosed in writing in the disclosure memorandum delivered by the Company to Parent dated as of the date hereof (the “Disclosure Memo”). References to “Articles,” “Sections” and other subdivisions and to “Exhibits” without reference to a document are to designated Articles, Sections and other subdivisions of, and to Exhibits to, this Agreement. Any disclosure set forth in any particular Schedule of the Disclosure Memo will be deemed to be part of any other Schedule of the Disclosure Memo, but solely to the extent that it is readily apparent from the face of such disclosure to an objective third party reviewing such disclosure without reference to extrinsic documentation that such disclosure is applicable to such other Schedule. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity.

ARTICLE II

THE MERGER

SECTION 2.1 Company Actions. The Company hereby consents to the Merger and represents that (i) its Board of Directors (at a meeting duly called and held) has (A) determined that each of this Agreement and the transactions contemplated hereby, including the Merger, are advisable and are fair to and in the best interests of the stockholders of the Company, (B) authorized and approved the execution, delivery and performance of this

Agreement and the consummation of the transactions contemplated hereby, including the Merger, and such approval constitutes approval for purposes of Section 203 of the Delaware General Corporation Law (as amended, the “DGCL”) such that the Merger, this Agreement, and the other transactions contemplated thereby, are not and shall not be subject to any of the restrictions on “business combinations” set forth in Section 203 of the DGCL, (C) after considering its fiduciary duties under applicable law upon consultation with counsel, recommended approval and adoption of this Agreement and approval of the Merger by the holders of Shares (the recommendations referred to in this clause (C) are collectively referred to in this Agreement as the “Recommendation”), and (ii) Stout Risius Ross, Inc. has delivered to the Board of Directors of the Company the written opinion referred to in Section 3.17 below. The Board of Directors of the Company shall not withdraw, modify or amend its approval or the Recommendation except as set forth herein, or except as otherwise required to fulfill their fiduciary duties as directors under Delaware law. The Company hereby consents to the inclusion in the Proxy Statement of the Recommendation.

SECTION 2.2 The Merger. Upon the terms and subject to the conditions of this Agreement and the applicable provisions of the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (as the context requires, the Company is sometimes hereinafter referred to as the “Surviving Corporation”).

SECTION 2.3 Effective Time; Closing. Subject to the provisions of this Agreement, the Company and Merger Sub shall execute and file a certificate of merger, in such appropriate form as determined by Parent and the Company, with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (the “Certificate of Merger”) (the date and time of such filing being the “Effective Time”) as soon as possible on or after the Closing Date. The closing of the Merger (the “Closing”) shall take place at the offices of Dickstein Shapiro Morin & Oshinsky, 1177 Avenue of the Americas, New York, New York, at a time and date to be specified by the parties, which shall be as soon as practicable after the satisfaction or waiver of the conditions set forth in Article VII, or at such other time, date and location as the parties hereto agree in writing (the “Closing Date”).

SECTION 2.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, the Surviving Corporation shall possess all the property, rights, privileges, powers and franchises of the Company and Merger Sub, and shall be subject to all debts, liabilities and duties of the Company and Merger Sub.

SECTION 2.5 Certificate of Incorporation; Bylaws.

(a) At the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by law.

(b) At the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended as provided by law.

SECTION 2.6 Directors and Officers. The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed.

SECTION 2.7 Effect on Capital Stock. Subject to the terms and conditions of this Agreement and the Voting Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

(a) Conversion of the Shares. Each Share issued and outstanding immediately prior to the Effective Time, other than any Shares to be canceled pursuant to Section 2.7(b) and Dissenting Shares, will be canceled and extinguished and automatically converted into the right to receive $0.8875 in cash, payable to the holder thereof, without any interest thereon, less any required withholding, transfer and other conveyance taxes, upon surrender of the certificate representing such Share in the manner provided in Section 2.8 (the “Merger Consideration”).

(b) Cancellation of Company-Owned and Parent-Owned Stock. Each Share held by the Company or owned by Parent or Merger Sub or any of their respective Subsidiaries immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

(c) Options; Warrants. At the Effective Time, all options and warrants to purchase Shares then outstanding, whether (i) under the Company’s 1993 Nonqualified Stock Option Plan, 1994 Stock Option Plan, and 2000 Stock Option Plan (collectively, the “Company Stock Option Plans”) or option agreements, (ii) pursuant to outstanding warrants or (iii) otherwise, shall be treated in accordance with Section 2.9 of this Agreement.

(d) Capital Stock of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub (the “Merger Sub Common Stock”), issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, $0.00001 par value per share, of the Surviving Corporation. Following the Effective Time, each certificate evidencing ownership of shares of Merger Sub common stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

SECTION 2.8 Payment for Shares.

(a) Paying Agent. Prior to the Effective Time, Merger Sub shall appoint a United States bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration. At or prior to the Effective Time, Merger Sub shall deposit or shall cause to be deposited with the Paying Agent in a separate fund established for the benefit of the holders of Shares, for payment in accordance with this Article II, through the Paying Agent (the “Payment Fund”), immediately available funds in amounts necessary to make the payments pursuant to Section 2.7 and this Section 2.8 to holders of Shares (other than the Company or any Subsidiary of the Company or Parent, Merger Sub or any other Subsidiary of Parent, or holders of Dissenting Shares). The Paying Agent shall, pursuant to irrevocable instructions reasonably acceptable to the Company, pay the Merger Consideration out of the Payment Fund. Such funds shall be invested as directed by the Surviving Corporation pending payment thereof by the Paying Agent to the holders of the Shares. All earnings on investments shall be the sole and exclusive property of the Surviving Corporation and no part thereof shall accrue to the benefit of the holders of the Shares. If for any reason (including losses) the Payment Fund is inadequate to pay the amounts to which holders of Shares shall be entitled under this Section 2.8, Parent and the Surviving Corporation shall in any event be liable for payment thereof. The Payment Fund shall not be used for any purpose except as expressly provided in this Agreement.

(b) Payment Procedures. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall instruct, on terms and conditions reasonably acceptable to the Company, the Paying Agent to mail to each holder of record of a certificate or certificates which, immediately prior to the Effective Time, evidenced outstanding Shares (the “Certificates”), whose Shares were converted pursuant to Section 2.7(a) into the right to receive the Merger Consideration: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent, and shall be in such form and have such other provisions as the Surviving Corporation may specify), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be paid an amount equal to the product of (x) the number of Shares represented by such Certificate and (y) the Merger Consideration, less any applicable withholding, transfer or other conveyance taxes, and the Certificate so surrendered shall forthwith be canceled. Absolutely no interest shall be paid or accrued on the Merger Consideration payable upon the surrender of any Certificate. Until surrendered in accordance with the provisions of this Section 2.8(b), after the Effective Time, each Certificate (other than Certificates representing Shares subject to 2.7(b)) shall represent for all purposes only the right to receive the Merger Consideration. If payment is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be promptly endorsed or otherwise in proper form for transfer and that the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the surrendered Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable.

(c) Termination of Payment Fund; Interest. Any portion of the Payment Fund (including earnings thereon) which remains undistributed to the holders of Shares for 180 days after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of Shares who have not theretofore complied with this Article II and the instructions set forth in the letter of transmittal mailed to such holder after the Effective Time shall thereafter look only to the Surviving Corporation as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon. All earnings accrued in respect of the Payment Fund shall inure to the benefit of and be paid to the Surviving Corporation.

(d) No Liability. None of the Parent, Surviving Corporation or Paying Agent or any of their officers, directors, employees, agents, attorneys or predecessors shall be liable to any holder of Shares for any cash from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If Certificates are not surrendered prior to two (2) years after the Effective Time, unclaimed funds payable with respect to such Certificates shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(e) Withholding Rights. Each of the Surviving Corporation, Parent and Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation, Parent or Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Surviving Corporation, Parent or Paying Agent.

(f) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration into which the Shares represented by such Certificates were converted; provided, however, that Surviving Corporation may, in its discretion and as a condition precedent to the issuance of such Merger Consideration, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

SECTION 2.9 Stock Options and Warrants. At the Effective Time, each outstanding Company Option and Company Warrant shall be canceled, and each holder of any such Company Option and Company Warrant whether or not then vested or exercisable shall receive in consideration thereof, for each Share subject to such Company Option or Company Warrant, an amount (subject to any applicable withholding tax) in cash equal to the excess, if any, of the Merger Consideration over the per Share exercise price of such Company Option or Company Warrant. The Boards of Directors of each of Parent, Merger Sub and the Company shall take all reasonable and necessary actions in order that, with respect to any Person subject to Section 16(a) of the Exchange Act, any such amounts can be paid without liability to such Person under Section 16(b) of the Exchange Act and Rule 16b-3(e) promulgated thereunder. Prior to the Effective Time, the Company shall obtain all necessary consents or releases, in form and substance satisfactory to Parent, from holders of Company Options under the Company Stock Option Plans and Company Warrants and take all such other lawful action as may be necessary to give effect to the transactions contemplated by this Section 2.9. The Company Stock Option Plans and Company Warrants shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary thereof shall be canceled as of the Effective Time, and the Company shall take all action necessary to ensure that following the Effective Time no participant in the Company Stock Option Plans or other plans, programs or arrangements shall have any right thereunder to acquire securities of the Company, the Surviving Corporation or any Subsidiary thereof and to terminate all such plans.

SECTION 2.10 Dissenting Shares. Notwithstanding any other provisions of this Agreement to the contrary, to the extent Section 262 of the DGCL applies to the Merger, Shares that are outstanding immediately prior to the Effective Time and which are held by stockholders who have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the Merger Consideration. Such stockholders instead shall be entitled to receive payment of the appraised value of such Shares held by them in accordance with the provisions of such Section 262, except that all Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Shares under such Section 262 shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration upon surrender in the manner provided in Section 2.8, of the Certificate or Certificates that, immediately prior to the Effective Time, evidenced such Shares. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands. Any amounts paid to a stockholder pursuant to a right of appraisal will be paid by the Company out of its own funds and will not be reimbursed by Parent or any affiliate of Parent.

SECTION 2.11 Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub immediately prior to the Effective Time are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Parent and Merger Sub as follows:

SECTION 3.1 Organization; Subsidiaries.

(a) The Company and each of its Subsidiaries identified in Schedule 3.1(a) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to carry on its business as now being conducted. The Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction (domestic or foreign) in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary. Schedule 3.1(a) indicates the jurisdiction of organization of each Subsidiary of the Company and the Company’s direct or indirect equity interest therein. Attached to Schedule 3.1(a) are complete and correct copies of the certificate of incorporation and bylaws, each as amended or restated, of the Company and similar governing instruments of each of its Subsidiaries (collectively, the “Charter Documents”), and each such instrument is in full force and effect, and neither the Company, nor any of its Subsidiaries, is currently in violation or breach of any of the provisions of their respective Charter Documents.

(b) Except for the Company’s interest in the Subsidiaries set forth on Schedule 3.1(a) and except as set forth on Schedule 3.1(b), neither the Company nor any of its Subsidiaries (i) owns any capital stock of, or any equity interest of any nature in, any corporation, partnership, joint venture arrangement or other Person, or (ii) is a party to any agreement relating to a joint venture, partnership or similar arrangement or obligating any of them to discuss, consider or form any joint venture, partnership or similar arrangement, except for passive investments in equity interests of public companies as part of the cash management program of the Company. Neither the Company nor any of its Subsidiaries has agreed or is obligated to make, or is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect under which it may become obligated to make any future investment in or capital contribution to any other Person. Neither the Company, nor any of its Subsidiaries, is a general partner of any general partnership, limited partnership or other similar entity.

SECTION 3.2 Company Capitalization.

(a) The authorized capital stock of the Company consists of 20,000,000 shares of common stock, par value $0.00001 per share (the “Shares”), and 10,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”). As of the close of business on the date of this Agreement, there were 11,978,532 Shares issued and outstanding and there were zero shares of Preferred Stock issued and outstanding. As of the date of this Agreement, there are 8,700 Shares held in treasury by the Company. The authorized capital stock of each Subsidiary and, as of the date of this Agreement, the total number of issued and outstanding shares of capital stock of each such Subsidiary is set forth on Schedule 3.2(a).

(b) As of the close of business on the date of this Agreement, there were 2,323,650 Shares subject to issuance pursuant to outstanding options to purchase Shares under the Company Stock Option Plans, option agreements, or otherwise (collectively, the “Company Options”). Schedule 3.2(b) sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (i) the name of the optionee; (ii) the number of Shares subject to such Company Option; (iii) the exercise price of such Company Option; (iv) the date on which such Company Option was granted or assumed; and (v) the date on which such Company Option expires.

(c) As of the close of business on the date of this Agreement, there were 131,887 Shares subject to issuance pursuant to outstanding warrants to purchase Shares or similar instruments (the “Company Warrants”). Schedule 3.2(c) sets forth the following information with respect to each Company Warrant outstanding as of the date of this Agreement: (i) the name of the holder; (ii) the number of Shares subject to such Company Warrant; (iii) the exercise price of such Company Warrant; (iv) the date on which such Company Warrant was granted or assumed; and (v) the date on which such Company Warrant expires.

(d) The Company has made available to Parent an accurate and complete copy of the Company Stock Option Plans, the stock option agreements evidencing Company Options, and the warrants evidencing Company Warrants. Except as set forth on Schedule 3.2(b) and Schedule 3.2(c), there are no (i) subscription rights, options or warrants outstanding (whether or not currently exercisable) to acquire shares of the capital stock or other securities of the Company, (ii) other securities or instruments that are or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company, or (iii) stockholder rights plans (or similar plan commonly referred to as a “poison pill”) or contract under which the Company is or may become obligated to sell or otherwise issue any shares of the capital stock or other securities of the Company.

(e) All outstanding shares of capital stock of the Company and its Subsidiaries are, and all Shares which may be issued pursuant to the exercise of the Company Options and Company Warrants will be, when issued, duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Charter Documents or any agreement or document to which the Company or any of its Subsidiaries is a party or by which it is bound. All outstanding Shares, all outstanding Company Options, all outstanding Company Warrants and all outstanding shares of capital stock of each Subsidiary of the Company have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements and (ii) all requirements set forth in applicable agreements or instruments. There are no outstanding bonds, debentures, notes or other indebtedness or debt securities of the Company which require consent for any actions contemplated by this Agreement or the Voting Agreement or which have the right to vote (or are convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of the Shares may vote.

SECTION 3.3 Obligations With Respect to Capital Stock. Except as set forth in Section 3.2 hereof, there are no equity securities, partnership interests or similar ownership interests of any class of Company equity security, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth on Schedule 3.3, the Company owns all of the securities of its Subsidiaries identified on Schedule 3.1(a), free and clear of all claims and Encumbrances, and there are no other equity securities, partnership interests or similar ownership interests of any class of equity security of any Subsidiary of the Company, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except pursuant to the Voting Agreement, the Company Options and the Company Warrants, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company or any of its Subsidiaries is a party or by which it is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. Except as set forth on Schedule 3.3, there are no registration rights with respect to any equity security of any class of the Company or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its Subsidiaries.

SECTION 3.4 Authority; Non-Contravention.

(a) The Company has all requisite corporate power and authority to enter into this Agreement, and, subject to the Stockholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Company (and such authorization constitutes sufficient approval for purposes of Section 203 of the DGCL such that the Merger, this Agreement and the other transactions contemplated thereby, are not and shall not be subject to any of the restrictions on “business combinations” set forth in Section 203 of the DGCL), subject only in the case of the Merger to the approval and adoption of the Merger and this Agreement by the holders of the Shares (the “Stockholder Approval”) pursuant to the DGCL and the filing of the Certificate of Merger pursuant to DGCL. The Stockholder Approval is the only vote of the holders of any of the Company’s securities necessary to approve the Merger, and no other approval of any holder of any securities of the Company is required in connection with the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the due execution and delivery by Parent and Merger Sub, constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforceability may be limited by bankruptcy and other similar laws affecting the rights of creditors generally and general principles of equity. There is no vote of the holders of any class or series of the Company’s securities necessary to approve the Voting Agreement.

(b) Except as set forth on Schedule 3.4(b), the execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) conflict with or violate any Charter Documents or any provision of the comparable charter or organization documents of any Subsidiary of the Company, (ii) subject to obtaining the Stockholder Approval and compliance with the requirements set forth in Section 3.4(c), conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with or without notice or lapse of time or both could become a default) under, or impair the Company’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, concession or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective assets are bound or affected.

(c) No action by or in respect of, filing with any Governmental Entity or other Person, or consent, approvals or Permits is required to be obtained or made by the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the Voting Agreement or the consummation by the Company of the transactions contemplated hereby and thereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Company is qualified to do business, and (ii) compliance with any applicable requirements of the Securities Act, the Exchange Act, and any other applicable securities law, whether state or foreign. No such filings are required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

SECTION 3.5 SEC Filings; Company Financial Statements.

(a) The Company has filed all forms, reports and documents required to be filed by Company with the SEC since the effective date of the registration statement for the Company’s initial public offering. All such required forms, reports and documents (including those that the Company may file subsequent to the date hereof) are referred to herein as the “SEC Reports.” As of their respective dates, the SEC Reports (i) were prepared in accordance with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date of this Agreement by a subsequently filed SEC Report. None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC.

(b) Each of the consolidated financial statements of the Company (including, in each case, any related notes thereto) contained in the SEC Reports (the “Company

Financials”), including each SEC Report filed after the date hereof until the Closing, (i) comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) are prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC under Form 10-QSB, 8-K or any successor form under the Exchange Act) and (iii) fairly present the consolidated financial position of Company and its Subsidiaries as at the respective dates thereof and the consolidated results of Company’s operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. The consolidated balance sheet of the Company dated as of March 31, 2003 contained in the SEC Reports filed on May 21, 2003, is hereinafter referred to as the “Company Balance Sheet.” Except for those items reflected in the Company Balance Sheet footnotes, neither the Company nor any of its Subsidiaries has engaged in any transaction that received off-balance sheet accounting treatment under Financial Accounting Standard No. 125 or No. 140.

(c) Except as set forth in Schedule 3.5(c) or disclosed in the Company Financials or in the SEC Reports filed, in each case, prior to the date hereof, to the Knowledge of the Company, neither Company nor any of its Subsidiaries has any liabilities or obligations of any nature (absolute, accrued, contingent or otherwise, whether or not now due and payable), except (i) liabilities reflected in the Company Balance Sheet (other than those discharged since March 31, 2003), (ii) liabilities incurred in the ordinary course of business since March 31, 2003, and (iii) liabilities under this Agreement. Schedule 3.5(c) sets forth a complete and correct itemized list of (i) each Debt Obligation of the Company and its Subsidiaries outstanding as of the date hereof and (ii) each payee thereof.

(d) The Company has heretofore furnished to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

(e) In all material respects, the Company maintains a system of internal accounting controls sufficient to provide reasonable assurances, to the extent required by Section 13(b)(2)(B) of the Exchange Act, that (a) transactions are executed in accordance with management’s general or specific authorization; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

SECTION 3.6 Absence of Certain Changes or Events.

(a) Since the date of the Company Balance Sheet, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices (other than the transactions contemplated by this Agreement and the Voting Agreement) and there is not and has not been (i) any event, occurrence, development or state of circumstances or facts that has had or could have, individually or in the aggregate, a Material Adverse Effect on the Company, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s or any of its Subsidiaries’ capital stock, or any purchase, redemption or other acquisition by the Company of any of the Company’s capital stock or any other securities of the Company or its Subsidiaries or any options, warrants, calls or rights to acquire any such capital stock or any other securities except for repurchases which are not, individually or in the aggregate, material in amount from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, (iii) any material change by the Company in its method of accounting, method of tax accounting or accounting principles or practices, except as required by concurrent changes in GAAP, (iv) any revaluation by the Company of any of its material assets, other than in the ordinary course of business, or (v) any condition, event or occurrence which, individually or in the aggregate, could reasonably be expected to prevent or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.

(b) Since the date of the Company Balance Sheet and through the date of this Agreement, there has not been (i) any amendment of any material term of any outstanding security of the Company or any of its Subsidiaries, (ii) any incurrence, assumption or guarantee by the Company or any of its Subsidiaries of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices, (iii) any split, combination or reclassification of any of the Company’s or any of its Subsidiaries’ capital stock, (iv) any creation or other incurrence by the Company or any of its Subsidiaries of any lien on any material asset other than in the ordinary course of business consistent with past practices, (v) any making of any material loan, advance or capital contributions to or investment in any Person other than loans, advances or capital contributions to or investments in its wholly-owned Subsidiaries (or advances to employees) in the ordinary course of business consistent with past practices, (vi) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (vii) any change in policy or practice for the licensing of any Intellectual Property Rights, including through discounts or similar practices, lengthening the term of licenses or changing the basis of pricing or terms of such licenses or modifying the indemnification provisions of such licenses, or (viii) any agreement, commitment, arrangement or undertaking by the Company or any of its Subsidiaries to perform any action described in (i) through (vii) above.

SECTION 3.7 Taxes.

(a) Except as set forth on Schedule 3.7(a), the Company and each of its Subsidiaries have timely filed or caused to be filed all federal, state, provincial, local, foreign and other returns, estimates, information statements and reports (“Returns”) relating to Taxes required to be filed by or on behalf of the Company and each of its Subsidiaries with any Tax authority. Such Returns are true, correct and complete in all material respects, and the Company and each of its Subsidiaries have paid all Taxes due, whether or not such Taxes have been shown to be due on such Returns. No extension has been requested or is in effect for the Company or any of its Subsidiaries with respect to the filing of any Return or the payment of any Tax.

(b) The Company and each of its Subsidiaries have withheld and paid with respect to its employees and other Persons, including non-resident Persons, all federal, state, provincial, local and foreign income Taxes, Taxes pursuant to the Federal Insurance Contribution Act (“FICA”), Taxes pursuant to the Federal Unemployment Tax Act (“FUTA”) and all other Taxes required to be withheld and paid.

(c) Neither the Company nor any of its Subsidiaries has been delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, proposed or assessed against the Company or any of its Subsidiaries. The Company and its Subsidiaries have not executed any unexpired waiver of any statute of limitations on, or extended the period for the assessment or collection of, any Tax, and no power of attorney with respect to Tax matters has been executed or filed with any Tax authority.

(d) There is no action, suit, proceeding, investigation, audit or claim now pending against the Company or any of its Subsidiaries in respect of any Tax or Tax assessment, nor in the last 3 years has any claim for additional Tax or Tax assessment been asserted in writing against the Company or any of its Subsidiaries.

(e) Since June 1, 2000, and, to the Company’s Knowledge, during any other period, no adjustment relating to any Returns filed by the Company or any of its Subsidiaries has been proposed formally or informally by any Tax authority to the Company or any of its Subsidiaries or any representative thereof. No claim has been made by any Tax authority in a jurisdiction where the Company or any of its Subsidiaries do not currently file a Return, that the Company or any of its Subsidiaries may be subject to Tax by such jurisdiction.

(f) Neither the Company nor any of its Subsidiaries has any liability for unpaid Taxes which has not been accrued for or reserved on the Company Balance Sheet in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid Taxes that may have accrued since the date of the Company Balance Sheet in connection with the operation of the business of the Company and its Subsidiaries in the ordinary course.

(g) The Company and its Subsidiaries have not made, are not obligated to make and are not parties to any agreement that under certain circumstances could obligate any of them to make any payments that will not be deductible under Section 162(m) of the Code (or any corresponding provisions of state, local or foreign law) or that would constitute an “excess parachute payment” under Section 280G of the Code (or any corresponding provisions of state, local or foreign law) without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future. No Person is entitled to receive any additional payment from the Company or any of its Subsidiaries in the event that the excise tax required by Section 4999(a) of the Code is imposed on such Person.

(h) Neither the Company nor any of its Subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company or any of its Subsidiaries.

(i) Neither the Company nor any of its Subsidiaries is party to or has any obligation under any Tax-sharing, Tax indemnity or Tax allocation agreement or arrangement (including but not limited to any advance pricing agreement, closing agreement or other agreement relating to Taxes with a Tax authority).

(j) Neither the Company nor any of its Subsidiaries has been or will be required (either as a result of the transactions contemplated by this Agreement or otherwise) to include in taxable income, any income attributable to, or that accrued in, a prior taxable period but was not recognized in a prior taxable period as a result of (i) the installment method of accounting or any open transaction, (ii) the completed contract method of accounting, (iii) the cash method of accounting, (iv) any prepaid amounts, (v) Section 481 of the Code or any comparable provision of any other Tax law, (vi) any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or similar provisions of state, local or foreign law) or (vii) for any other reason.

(k) Neither the Company nor any of its Subsidiaries has been distributed in a transaction qualifying under Section 355 of the Code within the last two (2) years, nor has the Company or any of its Subsidiaries distributed any corporation in a transaction qualifying under Section 355 of the Code within the last two years.

(l) Except as set forth in Schedule 3.7(l), neither the Company nor any of its Subsidiaries has any net operating losses or other tax attributes presently subject to limitation under Sections 382, 383 or 384 of the Code or the federal consolidated return regulations (other than limitations imposed as a result of the transactions contemplated by this Agreement).

(m) There are no outstanding rulings of, or requests for rulings with, any Tax authority addressed to the Company or any of its Subsidiaries that are, or if issued would be, binding on the Company or any of its Subsidiaries.

(n) No property of the Company or any of its Subsidiaries is required to be treated as owned by another Person for income Tax purposes or is “tax exempt use property” within the meaning of Section 168(h) of the Code. The Company is not a party to any lease made pursuant to the provisions of former Section 168(f)(8) of the Code. Neither the Company nor any of its Subsidiaries is an obligor on, and none of the assets of the Company and its Subsidiaries has been financed directly or indirectly by, any tax exempt bonds.

(o) Except as set forth in Schedule 3.7(o), since June 1, 2000 and, to the Company’s Knowledge, during any other period, neither the Company nor any of its Subsidiaries has ever been a member of an affiliated, consolidated, combined or unitary group filing a consolidated, unitary or combined Return (other than a group the common parent of which was the Company), and neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Tax law), as a transference or successor, by contract, or otherwise.

(p) Except as set forth on Schedule 3.7(p), neither the Company nor any of its Subsidiaries has, or has had, a permanent establishment in (or would otherwise be treated as having engaged in business in), any foreign country.

(q) No portion of the amounts deliverable pursuant to this Agreement to holders of Shares is subject to Tax withholding, including but not limited to the Tax withholding provisions of Section 3406 of the Code, or of subchapter A of Chapter 3 of the Code, or of any other provision of law.

(r) There are no Encumbrances for Taxes (except for Encumbrances for Taxes not yet due and payable) on any of the assets of the Company or any of its Subsidiaries.

(s) Neither the Company nor any of its Subsidiaries owns or has owned, directly, indirectly or by attribution, any interest in an entity that would be treated as a “passive foreign investment company” within the meaning of Section 1297 of the Code. Neither the Company nor any of its Subsidiaries is a party to any joint venture, partnership, limited liability company or other arrangement which could be treated as a partnership for Tax purposes.

(t) For the purposes of this Agreement, “Tax” or “Taxes” refers to (i) any and all federal, state, provincial, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated consolidated, combined or unitary group, and (iii) any liability for amounts of the type described in clauses (i) and (ii) as a result of any express or implied obligation to indemnify another Person or as a result of any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity.

SECTION 3.8 Properties. The Company or one of its Subsidiaries (i) has good and marketable title to all the properties and assets (A) reflected in the Company Balance Sheet as being owned by the Company or one of its Subsidiaries (other than any such properties or assets sold or disposed of since such date in the ordinary course of business consistent with past practice) or (B) acquired after the date of the Company Balance Sheet, in each case free and clear of all Encumbrances, except as set forth on Schedule 3.8 and except statutory Encumbrances securing payments not yet due and such Encumbrances as do not materially affect the use or value of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (ii) is the lessee of all leasehold estates (x) reflected in the Company Balance Sheet or (y) acquired after the date of the Company Balance Sheet (except for leases that have expired by their terms since the date thereof) and is in possession of the properties purported to be leased thereunder, and each such lease is in full force and effect and constitutes a legal, valid and binding obligation of, and is legally enforceable against, the Company and, to the Company’s Knowledge, the other party thereto, and there is no default thereunder by the lessee or, to the Company’s Knowledge, the lessor. The Company has not received notice and does not otherwise have Knowledge of any pending, threatened or contemplated condemnation proceeding affecting any premises owned or leased by the Company or any of its Subsidiaries or any part thereof or of any sale or other disposition of any such owned or leased premises or any part thereof in lieu of condemnation. Schedule 3.8 sets forth a list of all such properties and assets and leasehold estates and sets forth a complete and correct itemized list of all Encumbrances on the properties and assets of the Company and its Subsidiaries that are related to the Debt Obligations.

SECTION 3.9 Intellectual Property.

(a) The Company and its Subsidiaries own, or are licensed or otherwise possess legally enforceable rights in, all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, trade secrets, trade dress, maskworks, formulae, net lists, designs, schematics, technology, know-how, computer software programs or applications (in both source code and object code form), shrink-wrapped software, and tangible or intangible proprietary information or material that are used or proposed to be used in the business of the Company as currently conducted or as proposed to be conducted by the Company (the “Intellectual Property Rights”). Schedule 3.9(a) sets forth a complete list of all trademarks, service marks, trade names, registered copyrights (and any applications for the registration thereof), patents, and patent applications owned by the Company, specifying as to each, as applicable: (i) the nature of such right; and (ii) the jurisdictions by or in which such right has been issued or registered or in which an application for such issuance or registration has been filed, including the respective registration or application numbers (the “Company’s Intellectual Property Rights”). The Company has received properly executed assignments for each of the Company’s Intellectual Property Rights listed in Schedule 3.9(a), and has properly recorded such assignments with the appropriate domestic or foreign filing offices.

(b) Schedule 3.9(b) sets forth a complete list of all licenses, sublicenses, source code escrow agreements and other agreements as to which the Company is a party and pursuant to which any Person has rights in any Intellectual Property Rights, including the identity of all parties thereto and the extent of such rights. Neither the Company nor any of its Subsidiaries is obligated to provide support of any computer program, whether included in the Intellectual Property Rights or not.

(c) Schedule 3.9(c) sets forth a complete list of all licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which the Company has rights in any third party patents, patent applications, trademarks, trade secrets, trade dress or copyrights (including software), including in each instance the identity of all parties thereto and the extent of such rights (collectively, the “Third Party IP Rights”). The Third Party IP Rights have been duly and validly licensed by the licensor of such right to the Company and/or its Subsidiaries, and each such license, sublicense or agreement is a valid and binding obligation of the Company and/or its Subsidiaries and, to the Knowledge of the Company, the counterparty thereto, is in full force and effect, and is enforceable in accordance with its terms. Except as set forth in Schedule 3.9(c), none of the sale, license, lease, transfer, use, reproduction, distribution, modification or other exploitation by the Company, any Subsidiary of the Company or any of their respective successors or assigns of any version or release of any computer program included in the Third Party IP Rights obligates or will obligate the Company, any Subsidiary of the Company or any of their respective successors or assigns to pay any royalty, fee or other compensation to any other Person.

(d) The Company and its Subsidiaries are not, nor will any of them be as a result of the execution and delivery of this Agreement or the performance of their obligations hereunder, in breach or violation of any agreement governing any Intellectual Property Right or Third Party IP Rights. No claims with respect to the Intellectual Property Rights or the Third Party IP Rights (to the extent arising out of any use, reproduction or distribution of such Intellectual Property Rights or Third Party IP Rights by or through the Company), have been asserted or are threatened by any Person. There are no grounds for any bona fide claims (i) to the effect that the manufacture, sale, distribution, licensing or use of any product as now used, sold, distributed or licensed or proposed for use, sale, distribution or license by the Company or any of its Subsidiaries infringes on any copyright, patent, trademark, service mark or trade secret of a third party; (ii) against the use by the Company or any of its Subsidiaries of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the Company’s or any of its Subsidiaries’ business as currently conducted or as proposed to be conducted by the Company; (iii) challenging the ownership, validity, enforceability or effectiveness of any of the Intellectual Property Rights; or (iv) challenging the Company’s license or legally enforceable right to use, or the validity, enforceability or effectiveness of, the Third Party IP Rights.

(e) All registered trademarks, service marks, and copyrights held by the Company and its Subsidiaries as set forth on Schedule 3.9(a) and Schedule 3.9(c) are valid and subsisting. All patents held by the Company are valid, enforceable, and subsisting, and all patent applications held by the Company are pending in their respective patent office, and the Company is unaware of any facts that would form the basis for a refusal of, or of any defects in the prosecution of any such application that would irrevocably foreclose, the grant of patent rights under such application. To the Knowledge of the Company, there has been and is no unauthorized use, disclosure, infringement or misappropriation of any of the Intellectual Property Rights or any of the Third Party IP Rights to the extent licensed by or through the Company, by any third party, including any employee or former employee of the Company. Except as set forth in Schedule 3.9(e), the Company or any of its Subsidiaries (i) has not been sued or charged in writing as a defendant in any claim, suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party; (ii) has not been threatened or charged in writing, orally or otherwise with infringement or violation of any patents, trademarks, service marks, copyrights or trade secrets or other proprietary right of any third party; and (iii) has no Knowledge of valid grounds for any such threat or claim.

(f) Except as set forth in Schedule 3.9(f), no Intellectual Property Right or Third Party IP Right is subject to any outstanding order, judgment, decree, legal or governmental proceeding (other than pending applications for patent, trademark registration or copyright registration) or stipulation restricting in any manner the licensing thereof by the Company.

(g) The Company and its Subsidiaries have taken reasonable measures consistent with industry practice to protect and preserve (i) the validity and enforceability of trademarks included in the Intellectual Property Rights, (ii) the validity and enforceability of copyrights included in the Intellectual Property Rights, (iii) the validity and enforceability of patents included in the Intellectual Property Rights, and (iv) the confidentiality, validity and enforceability of its pending patent applications, trade secrets and other confidential information. Since the Company and its Subsidiaries have owned or licensed any computer programs constituting a portion of the Intellectual Property Rights, the Company and its Subsidiaries have disclosed source code to such programs only pursuant to confidentiality terms that reasonably protect the Company’s rights in such programs. Except as disclosed in accordance with such confidentiality agreements or valid source code escrow agreements, which source code escrow agreements are described in Schedule 3.9(b), no Person (other than the Company and its Subsidiaries) is in possession of any source code for any computer program included in the Intellectual Property Rights. All current employees, contractors, agents and consultants of the Company (excluding those contractors and consultants that perform services incidental to the Company’s business operations) have executed a nondisclosure and assignment of inventions agreements to protect the confidentiality and to vest in the Company exclusive ownership of such intellectual property rights, and to the Company’s Knowledge, no such Person has violated such agreement. To the Knowledge of the Company, no material trade secret or confidential information of the Company or any of its Subsidiaries has been used, divulged, appropriated or misappropriated for the benefit of any Person other than the Company or its Subsidiaries or otherwise to the detriment of the Company or its Subsidiaries. To the Knowledge of the Company, no employee, contractor, agent or consultant of the Company or its Subsidiaries has used any trade secrets or other confidential information of any other Person in the course of their work for the Company or its Subsidiaries. The Company and its Subsidiaries have no written or oral agreements with employees, contractors, agents or consultants with respect to the ownership of inventions, trade secrets or other works created by them as a result of which any such employee, contractor, agent or consultant may have rights to any portion of the Intellectual Property Rights so created by such individual.

(h) To the Knowledge of the Company, no officer, employee, contractor, agent or consultant of the Company or its Subsidiaries is in violation of any term of any employment contract, patent disclosure agreement, proprietary information agreement, noncompetition agreement, nonsolicitation agreement, confidentiality agreement, or any other similar contract or agreement or any restrictive covenant relating to the right of any such officer, employee, contractor, agent or consultant to be employed or engaged by the Company or its Subsidiaries because of the nature of the business conducted or to be conducted by the Company or its Subsidiaries or relating to the use of trade secrets or proprietary information of others, and to the Company’s Knowledge and belief, the continued employment or retention of its officers, employees, contractors, agents or consultants does not subject the Company or its Subsidiaries to any liability with respect to any of the foregoing matters.

SECTION 3.10 Compliance with Laws.

(a) Except as disclosed on Schedule 3.10(a), neither the Company, its Subsidiaries, nor any of their relevant personnel and operations is in conflict with, or has violated or is in violation of (i) any law, rule, regulation, order, judgment or decree by any Governmental Entity applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective properties is bound or affected, including without limitation all reporting requirements (on Form 8300 or otherwise under 26 U.S.C. § 6050I and 31

U.S.C. §5331 and the regulations promulgated thereunder) relating to cash payments over $10,000 received in a trade or business, or (ii) any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which Company or any of its Subsidiaries or its or any of their respective properties is bound or affected, except for conflicts, violations and defaults that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. To the Company’s Knowledge, no investigation or review by any Governmental Entity is pending or, has been threatened, against the Company or any of its Subsidiaries, nor, to the Company’s Knowledge, has any Governmental Entity indicated an intention to conduct an investigation of the Company or any of its Subsidiaries. There is no judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any material business practice of the Company or any of its Subsidiaries, or any acquisition of material property by the Company or any of its Subsidiaries.

(b) The Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from Governmental Entity (including, without limitation all such permits required under environmental laws) that are material to or required for the operation of the business of the Company as currently conducted (collectively, the “Permits”), all of which are listed on Schedule 3.10(b), and are in compliance with the terms of the Permits, except where the failure to hold or be in compliance with such Permits, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. To the Knowledge of the Company, no suspension, revocation or cancellation of any of the Permits is pending or threatened.

SECTION 3.11 Litigation. Schedule 3.11 contains a complete and correct list of (i) all claims, suits, actions, arbitrations, investigations or proceedings (or any basis therefor) pending or, to the Knowledge of the Company, threatened against, relating to or affecting the Company or any of its Subsidiaries or any of their respective assets, any officer, director or employee of the Company or any of its Subsidiaries or any Person for whom the Company or any Subsidiary may be liable or any of their respective properties, before any Governmental Entity or any arbitrator, and (ii) all judgments, decrees, arbitration awards, agreements or orders binding upon the Company. Except as set forth on Schedule 3.11, no material claims, including without limitation, product liability claims, claims for breach of implied or express warranties or claims for breach of contract, have been asserted against the Company during the past five (5) years. Since June 1, 2000, and, to the Company’s Knowledge, during any other period, no director, officer or employee of the Company has asserted a claim to seek indemnification from the Company under any of the Charter Documents or any indemnification agreement between the Company and such Person.

SECTION 3.12 Environmental Matters.

(a) Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

(i) “Environmental Claims” means any and all administrative, regulatory or judicial actions, orders, decrees, suits, demands, demand letters, directives, claims, liens,

investigations, proceedings or notices of noncompliance or violation by any Governmental Entity or other Person alleging potential responsibility or liability (including potential responsibility or liability for costs of enforcement, investigation, cleanup, governmental response, removal or remediation, analysis, operation and maintenance, monitoring, for natural resources damages, property damage, personal injuries or penalties or for contribution, indemnification, cost recovery, compensation or injunctive relief) arising out of, based on or related to (A) the presence, Release or threatened Release of, or exposure to, any Hazardous Materials at any location or (B) circumstances forming the basis of any violation or alleged violation of any Environmental Law or Environmental Permit.

(ii) “Environmental Clean-Up Site” means any location which is listed or proposed for listing on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System, or on any similar state, Canadian federal, or provincial list of sites requiring investigation or cleanup, or which is the subject of any pending or threatened action, suit, proceeding, or investigation related to or arising from any alleged violation of any Environmental Law.

(iii) “Environmental Laws” means all applicable laws, Legal Requirements, rules, regulations, orders, decrees, common law, judgments or binding agreements issued, promulgated or entered into by or with any Governmental Entity relating to pollution or protection of the environment (including ambient air, indoor air, building materials and surfaces, surface water, groundwater, soils or subsurface strata) or protection of human health or safety, including laws and regulations relating to occupational health or safety or to Releases or threatened Releases of Hazardous Materials or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, transport, disposal, handling of or exposure to Hazardous Materials.

(iv) “Environmental Permits” means all permits, certificates of approval, licenses, registrations, notifications, disclosures, filings, and other authorizations required under applicable Environmental Laws.

(v) “Hazardous Materials” means all hazardous, toxic, explosive, carcinogenic, mutagenic or radioactive substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing material, polychlorinated biphenyls (“PCBs”) or PCB-containing materials or equipment, urea formaldehyde foam insulation, asbestos, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated by any Environmental Law or affecting human health and safety.

(vi) “Release” means, with respect to any Hazardous Material, any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration of such Hazardous Materials into or through the environment (including ambient air, indoor air, building materials and surfaces, surface water, groundwater, land surface, or subsurface strata) or within any building, structure, facility or fixture.

(b) Except as disclosed in Schedule 3.12(b) and except for such inconsistencies with the following clauses (i) through (vi) that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (i) each of the Company and its Subsidiaries possesses all Environmental Permits necessary to conduct its businesses and operations as currently conducted (and to the extent required by applicable law, the Company and its Subsidiaries have made, or will make prior to the Effective Time, timely and sufficient application for the extension, reissuance, or renewal of such Environmental Permits); (ii) each of the Company and its Subsidiaries is in compliance with all Environmental Laws and all Environmental Permits; (iii) there are no Environmental Claims pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries; (iv) there have been no Releases of any Hazardous Materials on, in, at, or from any of the owned or leased premises of the Company or any of its Subsidiaries or to any other property not owned or operated by the Company or its Subsidiaries that could reasonably form the basis of any Environmental Claim against the Company or any of its Subsidiaries; (v) to the Knowledge of the Company, there are no facts or circumstances which could reasonably form the basis for any Environmental Claims against the Company or any of its Subsidiaries; and (vi) neither the Company, nor its Subsidiaries has transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Material to any Environmental Clean-up Site.

(c) Except as set forth on Schedule 3.12(c), no written notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review is pending or, to the Knowledge of the Company, is threatened by any Governmental Entity or other Person against the Company or its Subsidiaries relating to or arising out of any Environmental Law. Except as set forth on Schedule 3.12(c), there are no material liabilities of or relating to the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law and there are no facts, conditions, situations or set of circumstances that could reasonably be expected to result in or be the basis for any such material liability.

(d) Except as set forth on Schedule 3.12(d), and except for Hazardous Materials present in commercial or retail products used or stored in commercially reasonable quantities, neither the Company nor its Subsidiaries export, import, manufacture, use, produce or generate any Hazardous Materials in connection with their businesses or store any Hazardous Materials at any of the Company’s or its Subsidiaries’ owned or leased properties. Except as set forth in Schedule 3.12(d), there are no underground storage tanks or Hazardous Materials located at, under or, to the Knowledge of the Company, adjacent to any of the Company’s or its Subsidiaries’ owned or leased properties.

(e) All underground storage tank closures have been performed in complete conformity with all Environmental Laws and with the guidance set out in the Michigan Department of Environmental Quality’s September 23, 1998, Informational Guidance Memorandum (IM-10) entitled “Site Assessment at Closure or Change-In-Service After a Leaking Underground Storage Tank Closure,” as well as the Natural Resources and Environmental Protection Act and the Michigan Underground Storage Tank Rules.

(f) For purposes of this Section 3.12, the terms “Company” and “Subsidiaries” shall include any entity that is, in whole or in part, a predecessor of the Company or any of its Subsidiaries.

SECTION 3.13 Employee Benefit Plans.

(a) Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

(i) “Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Employee;

(ii) “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended;

(iii) “DOL” shall mean the Department of Labor;

(iv) “Employee” shall mean any current, former, or retired employee, officer, or director of Company or any Subsidiary of the Company;

(v) “Employee Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or similar agreement or contract between the Company or any Subsidiary of the Company, on the one hand, and any Employee or consultant of the Company or any Subsidiary of the Company, on the other hand;

(vi) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended;

(vii) “ERISA Affiliate” shall mean any other Person or entity (including any foreign domiciled Person or entity) under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder;

(viii) “FMLA” shall mean the Family Medical Leave Act of 1993, as amended;

(ix) “International Employee Plan” shall mean each Company Employee Plan that has been adopted or maintained by the Company, whether informally or formally, for the benefit of Employees outside the United States;

(x) “IRS” shall mean the Internal Revenue Service;

(xi) “Multiemployer Plan” shall mean any “Pension Plan” (as defined below) which is a “multiemployer plan,” as defined in Section 3(37) of ERISA;

(xii) “PBGC” shall mean the Pension Benefit Guaranty Corporation; and

(xiii) “Pension Plan” shall mean each Company Employee Plan which is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

(b) Schedule 3.13(b) contains an accurate and complete list of each Company Employee Plan and each Employee Agreement and, to the Knowledge of the Company, any other material benefit plan, program, or arrangement in which an Employee is eligible to participate (each plan other than a Company Employee Plan, an “Outsourced Plan”). The Company does not have any plan or commitment to establish any new Company Employee Plan, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law), or to enter into any Company Employee Plan, Employee Agreement or Outsourced Plan, nor does it have any intention or commitment to do any of the foregoing.

(c) Documents. The Company has made available to Parent: (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including all amendments thereto and written interpretations thereof; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan or related trust; (iv) the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the summary of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (vi) the most recent IRS determination or opinion letter, and all rulings relating to Company Employee Plans; (vii) all material written agreements and contracts relating to each Company Employee Plan, including, but not limited to, administrative service agreements, investment manager, investment consultant, third party administrator, group annuity contracts and group insurance contracts; (viii) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to Company; and (ix) all registration statements and prospectuses prepared in connection with each Company Employee Plan. Additionally, the Company has provided to the Parent information with respect to the Outsourced Plans to the extent reasonably practicable, including but not limited to, a copy of each Outsourced Plan.

(d) Employee Plan Compliance. Except in each case as would not, individually or in the aggregate, result in a material liability to the Company, to the Knowledge of the Company: (i) the Company has performed in all obligations required to be performed by it under, is not in default or violation of, and each Company Employee Plan has been established and maintained in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each Company

Employee Plan intended to qualify under Section 401(a) of the Code has received an opinion or determination letter from the Internal Revenue Service that it is so qualified or has remaining a period of time to obtain such a letter from the IRS, and no event has occurred since the date of such determination that could result in the revocation of, or materially adversely affect, such qualification; (iii) no non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, has occurred with respect to any Company Employee Plan; (iv) there are no actions, suits or claims pending, or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan; (v) each Company Employee Plan (other than the Company Options) can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, the Company or any of its ERISA Affiliates (other than expenses typically incurred in a termination event); (vi) there are no audits, inquiries or proceedings pending or, to the Knowledge of the Company, threatened by the IRS or DOL with respect to any Company Employee Plan; (vii) neither the Company nor any ERISA Affiliate is subject to any penalty or tax with respect to any Company Employee Plan; (viii) all contributions due from Company or any ERISA Affiliate (including employee contributions withheld from pay) with respect to any of Company Employee Plans have been made as required under ERISA or have been accrued on the Company Balance Sheet and the balance sheet of the applicable Subsidiary; and (ix) all applicable tax and other returns, including annual reports (Form 5500), have been timely filed and, where required, distributed to Company Employee Plan participants.

(e) Pension Plans. Since June 1, 2000, and, to the Company’s Knowledge, during any other period, neither the Company nor any ERISA Affiliate of the Company has now, nor has it ever, maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

(f) To the Knowledge of the Company, no condition exists which would constitute grounds for involuntary termination of any of Pension Plan under Section 4042 of ERISA, and except as set forth on Schedule 3.13(f), there have been no reportable events as defined in Section 4043(b) of ERISA (other than events for which the 30-day notice have been waived by the Pension Benefit Guaranty Corporation (the “PBGC”), with respect to any Pension Plan).

(g) No proceeding or other action has been initiated by the PBGC to terminate any Pension Plan and no notice has been received of any intention to commence or seek commencement of any such proceeding or action.

(h) Except as set forth on Schedule 3.13(h), since June 1, 2000, and, to the Company’s Knowledge, during any other period, no Pension Plan has been terminated by any of the members of an ERISA Affiliate, and there is no liability for Taxes with respect to a reversion of qualified plan assets under Section 4980 of the Code.

(i) Except as set forth on Schedule 3.13(i), each Pension Plan that has been terminated since June 1, 2000, and, to the Company’s Knowledge, during any other period, has completed final distribution of its assets in accordance with both the terms of the Pension Plan and such termination.

(j) To the Knowledge of the Company, there are no employee benefit plans which cover employees of any of the members of an ERISA Affiliate which are required to comply with the provisions of any foreign law.

(k) Since June 1, 2000, and, to the Company’s Knowledge, during any other period, all excess contributions, if any (together with any income allocable thereto), have been distributed (or, if forfeitable, forfeited) before the close of the first two and one half (2½) months of the following plan year; and there is no liability for excise Tax under Section 4979 of the Code with respect to such excess contributions, if any, for any Plan.

(l) Since June 1, 2000, and, to the Company’s Knowledge, during any other period, there has been no liability for Taxes with respect to: (i) an accumulated funding deficiency under Section 4971 of the Code and/or (ii) a nondeductible contribution under Section 4972 of the Code.

(m) None of the Plans is a “multiemployer plan” as that term is defined in Section 3(37) of ERISA and Section 414(f) of the Code, nor a plan maintained by more than one employer (hereinafter referred to as a “multiple employer plan”), nor a single employer plan under a multiple controlled group within the meaning of Section 4063 of ERISA, and neither the members of an ERISA Affiliate nor any entity required to be aggregated with any of the members of the an ERISA Affiliate under Section 414(b), (c), (m), or (o) of the Code has incurred any withdrawal liability with respect to any single plan, multiemployer or multiple employer plan, which liability could constitute a liability of any of the members of an ERISA Affiliate.

(n) No Post-Employment Obligations. No Company Employee Plan provides, or has any liability to provide, retiree health benefits to any Person for any reason, except as may be required by COBRA or other applicable statute, and, since June 1, 2000, and, to the Company’s Knowledge, during any other period, the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other Person that such Employee(s) or other Person would be provided with retiree health benefits, except to the extent required by statute, and there is no liability for taxes with respect to disqualified benefits under Section 4976 of the Code.

(o) Effect of Merger. Except as set forth in Schedule 3.13(o), the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting (other than full vesting as a result of partial or full plan termination of a qualified plan), distribution, increase in compensation or benefits, or obligation to fund benefits with respect to any Employee.

(p) Employment Matters. The Company and each of its Subsidiaries is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees. There are no pending, or, to the Company’s Knowledge, threatened, claims or actions against the Company under any worker’s compensation policy or long-term disability policy. To the Company’s Knowledge, no Employee of the Company has materially violated any employment contract, nondisclosure agreement or noncompetition agreement by which such Employee is bound due to such Employee being employed by the Company and disclosing to the Company or using trade secrets or proprietary information of any other Person or entity.

(q) Labor. The Company represents and warrants that (i) except as set forth on Schedule 3.13(q), neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization; (ii) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries is the subject of any proceeding asserting that it or any Subsidiary has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment; (iii) there is no strike, work stoppage or other labor dispute involving it or any of its Subsidiaries pending or, to its Knowledge, threatened; (iv) no grievance is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries; (v) the Company and each Subsidiary is in compliance with all applicable laws (domestic and foreign), agreements, contracts and policies relating to employment, employment practices, wages, hours, and terms and conditions of employment; (vi) the Company has paid in full to all employees of the Company and its Subsidiaries all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees under any policy, practice, agreement, plan, program, statue or other law; (vii) the Company is not liable for any severance pay or other payments to any employee or former employee arising from the termination of employment under any benefit or severance policy, practice, agreement, plan, or program of the Company, nor will the Company have any liability which exists or arises, or may be deemed to exist or arise, under any applicable law or otherwise, as a result of or in connection with the transactions contemplated hereunder or as a result of the termination by the Company of any Persons employed by the Company or any of its Subsidiaries on or prior to the Effective Time; and (viii) the Company is in compliance with its obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988 (“WARN”), and all other employee notification and bargaining obligations arising under any collective bargaining agreement, statute or otherwise.

(r) International Employee Plans. Each International Employee Plan has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Employee Plan. Furthermore, no International Employee Plan has material unfunded liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent the Company or Parent from terminating or amending any International Employee Plan at any time for any reason in accordance with the terms of each such International Employee Plan (other than expenses typically incurred in a termination event).

SECTION 3.14 Certain Contracts and Agreements. Neither the Company nor any of its Subsidiaries is a party to or is bound by:

(a) Any employment or consulting agreement or commitment with any officer, employee or member of the Company’s Board of Directors, that, individually or in the aggregate, is material to the Company, other than those that are terminable by Company or any of its Subsidiaries on no more than 30 days notice without liability or financial obligation, except as set forth in Schedule 3.14(a);

(b) Any agreement or plan, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the Voting Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or the Voting Agreement, except as set forth in Schedule 3.14(b);

(c) Any instrument evidencing a Debt Obligation of the Company or any of its Subsidiaries, except as set forth in Schedule 3.14(c) (true, correct and complete copies of which are attached thereto);

(d) Except as set forth in Schedule 3.14(d), any agreement, obligation, commitment, judgment, injunction, order or decree containing covenants purporting to limit or which effectively limits the Company’s or any of its Subsidiaries’ freedom (i) to compete in any line of business or in any geographic area or which would so limit the Company or the Surviving Corporation or any of its Subsidiaries after the Effective Time, or (ii) to sell, license or otherwise distribute any of its technology or products to, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market or line of business;

(e) Except as set forth on Schedule 3.14(e), any agreement or commitment currently in force relating to the disposition or acquisition by the Company or any of its Subsidiaries of assets outside the ordinary course of business or pursuant to which the Company has any material ownership or participation interest in any corporation, partnership, joint venture, material strategic alliance or other business enterprise other than the Company’s Subsidiaries;

(f) Any contract, outstanding purchase order, or other arrangement, oral or written, with any customer for the Company’s or its Subsidiaries’ products or services, except as set forth in Schedule 3.14(f) (true, correct and complete copies (or, in the case of oral contracts, orders or arrangements, an accurate summary) of which are attached thereto);

(g) Any agency, dealer, sales representative, marketing or other similar agreement or arrangement, including any agreement or arrangement which obligates the Company to pay commissions, except as set forth on Schedule 3.14(g) (true, correct and complete copies (or, in the case of oral agreements or arrangements, an accurate summary) of which are attached thereto);

(h) Except as set forth on Schedule 3.14(h), any other agreement or commitment currently in force that (i) involves commitments in excess of $100,000, (ii) has a term of six (6) months or more, or (iii) is not in the ordinary course of business.

The agreements required to be disclosed in and attached to the Schedule 3.14 pursuant to clauses (a) through (h) above or that are required to be filed with any SEC Report (“Company Contracts”) are valid and binding obligations of the Company and, to the Company’s Knowledge, the counterparties thereto, are in full force and effect and are enforceable against the Company and, to the Company’s Knowledge, counterparties thereto in accordance with their terms. Except as set forth in Schedule 3.10(a), neither the Company nor any of its Subsidiaries, nor to the Company’s Knowledge, any other party thereto, (i) is in breach, violation or default under, and neither the Company nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted, any of the terms or conditions of any Company Contract, and there exists no event, condition or occurrence that, after notice or lapse of time, or both, would constitute such a default by the Company or, to the Knowledge of the Company, any other party to any such Company Contract, or (ii) has terminated, canceled, modified or waived any term or condition of any Company Contract. To the Knowledge of the Company, except as set forth on Schedule 3.14(f), no fact or circumstance exists that could diminish, negate or impair the Company’s ability to perform its obligations under the Company Contracts listed on Schedule 3.14(f) in accordance with their terms.

SECTION 3.15 Brokers’ and Finders’ Fees. Except as set forth in Schedule 3.15, neither the Company nor any Subsidiary has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or the Voting Agreement or any transaction contemplated hereby or thereby. Schedule 3.15 contains a true and complete copy of all contracts under which any such fees or expenses are payable and all indemnification and other contracts related to the engagement of the Persons to whom such fees are payable.

SECTION 3.16 Insurance. The Company and each of its Subsidiaries have policies of insurance and bonds of the type and in amounts customarily carried by Persons conducting business or owning assets similar to those of the Company and its Subsidiaries. Schedule 3.16 sets forth a complete and accurate list of all of the Company’s and its Subsidiaries policies of insurance and bonds (including fire, liability, product liability, workers’ compensation, title and other forms of insurance owned, held by or applicable to the Company and its Subsidiaries (or their assets or businesses)), including summary descriptions and the termination dates thereof, and the Company has heretofore delivered to Parent a complete and accurate copy of all such policies, including all occurrence-based policies applicable to the Company and its Subsidiaries (or their assets or businesses) for all periods prior to the Closing Date. All such policies are in full force and effect, all premiums due and payable under all such policies have been paid, and the Company and its Subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. To the Knowledge of the Company, there has been no threatened termination of, or material premium increase with respect to, any of such policies. Such policies are sufficient for compliance by the Company and its Subsidiaries with (i) all requirements of applicable laws and (ii) all Company Contracts. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby impairs any rights to coverage that the Company and its Subsidiaries would otherwise have for accidents, events or the other occurrences, as applicable, that occurred prior to the Closing Date. Except as set forth on Schedule 3.16, there are no material claims pending under any of such policies or bonds. During the past four years, to the Company’s Knowledge, neither the Company nor any of its Subsidiaries have had coverage questioned, denied or limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance.

SECTION 3.17 Fairness Opinion. The Company has received the opinion of Stout Risius Ross, Inc. to the effect that, as of the date thereof, the Merger Consideration to be received by the holders of Shares in the Merger is fair from a financial point of view to such holders.

SECTION 3.18 Related Party Transactions. Except as set forth on Schedule 3.18, no director, officer, partner, employee or “affiliate” (as such term is defined in Rule 12b-2 under the Exchange Act) of the Company or any of its Subsidiaries (i) has outstanding any indebtedness or other similar obligations to the Company or any of its Subsidiaries; (ii) to the Knowledge of the Company, owns any direct or indirect interest of any kind in, or is a director, officer, employee, partner, affiliate or associate of, or consultant or lender to, or borrower from, or has the right to participate in the management, operations or profits of, any Person which is (1) a competitor, supplier, customer, distributor, lessor, tenant, creditor or debtor of the Company or any of its Subsidiaries, (2) engaged in a business related to the business of the Company or any of its Subsidiaries or (3) a participant in any transaction to which the Company or any of its Subsidiaries is a party or (iii) is otherwise a party to any contract, arrangement or understanding with the Company or any of its Subsidiaries.

SECTION 3.19 Takeover Statutes; No Discussions. Other than Section 203 of the DGCL, no “moratorium”, “control share acquisition”, “fair price”, “supermajority”, “affiliate transactions”, or “business combination statute or regulation” or other similar state antitakeover laws and regulations are applicable to the Merger, this Agreement, the Voting Agreement or the transactions contemplated hereby or thereby. As of the date of this Agreement, the Company is not engaged, directly or indirectly, in any discussions or negotiations with any other Person relating to any Acquisition Proposal.

SECTION 3.20 Certain Business Practices. To the Company’s Knowledge, neither the Company, nor its Subsidiaries, nor any of their directors, officers, agents or employees have (i) used any corporate or other funds for unlawful contributions, payments, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, or established or maintained any unlawful or unrecorded funds, or otherwise violated any provision of the Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. § 78dd-2), or any similar law, rule, regulation, order, or decree by any Governmental Entity, or (iii) made or accepted or received any other unlawful contributions, payments, expenditures or gifts.

SECTION 3.21 Accounts Receivable and Accounts Payable.

(a) All accounts receivable reflected on the Company Financials represent sales actually made in the ordinary course of business or valid claims as to which full performance has been rendered, and the reserves against the accounts receivable for returns, allowances, chargebacks and bad debts are commercially reasonable and have been determined in accordance with GAAP, consistently applied. Except to the extent reserved against the accounts receivable or as reflected by prepayments or unused credits, no counterclaims or offsetting claims with respect to the accounts receivable are pending or, to the Knowledge of the Company, threatened.

(b) All accounts payable reflected on the Company Financials or that have been incurred since March 31, 2003, arose from bona fide transactions in the ordinary course of business and, except as set forth on Schedule 3.21(b), all such accounts payable have either been paid, are not yet due and payable under the Company’s payment policies and procedures (copies of which have been previously provided to the Parent), or are being contested by the Company in good faith (and the particulars of any such contest are set forth on Schedule 3.21(b)).

(c) The accrued liabilities of the Company reflected in the Company Financials and incurred since March 31, 2003 have been incurred by the Company in the ordinary course of business and consistent with past practices.

SECTION 3.22 Suppliers. Schedule 3.22 sets forth a correct and complete list of the twenty (20) largest (by dollar volume) suppliers of the Company and each of its Subsidiaries during the two (2) most recently completed fiscal years, indicating the existing contractual arrangements, if any, with each such supplier. Except as set forth on Schedule 3.22, there are no outstanding disputes with any supplier listed thereon and no supplier listed thereon has refused to continue to do business with the Company or any of its Subsidiaries or has stated or otherwise indicated its intention not to continue to do business with or materially change the terms of its relationship with the Company or any of its Subsidiaries.

SECTION 3.23 Customers. Schedule 3.23 sets forth a complete and correct list of (i) all customers for the sale of the products and services of the Company and each of its Subsidiaries during the two (2) most recently completed fiscal years and the amount of sales (by dollar volume) for each such customer during the two (2) most recently completed fiscal years, and (ii) all customers to whom the Company or any of its Subsidiaries has given any exclusive rights with respect to territories or products and services, indicating in each case the existing contractual arrangements, if any, with each such customer. Except as set forth on Schedule 3.23, none of the Company nor any of its Subsidiaries is a party to any agreement or arrangement with any customer of the Company or any of the Subsidiaries which provides that such customer shall be sold products or services at the lowest price the Company or its Subsidiaries charges its customers for any such products or services or which contains any other “most favored nation” or similar clause, and the Company and its Subsidiaries is in compliance with any such provisions contained in the agreements or included in such arrangements listed on Schedule 3.23. Since January 1, 2003, there has been no termination of any customer relationship, nor, to the Knowledge of the Company, has any present customer indicated any intention to terminate or materially change the terms of its relationship with the Company or any of its Subsidiaries or reduce future purchases from the Company or any of its Subsidiaries. Except as set forth on Schedule 3.23, there are no outstanding disputes with any customers.

SECTION 3.24 Warranties.

(a) Each product and service provided by the Company and its Subsidiaries has been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties, and the Company does not have any liability and, to the Knowledge of the Company, there is no reasonable basis for any present or future action, suit, proceeding, hearing, investigation, charge, claim or demand (including product liability claims, claims for breach of implied or express warranties or claims for breach of contract) giving rise to any liability, for replacement thereof or other damages in connection therewith, subject only to the reserve for warranty claims reflected in the Company Financials. Complete and correct copies of all written warranties, warranty reports and guaranties applicable to the Company or any of its Subsidiaries and its products and services have been provided to the Parent and are listed on and attached to Schedule 3.24(a).

(b) Set forth on Schedule 3.24(b) is a list of the warranty claims history for the Company since June 1, 2000.

SECTION 3.25 Disclosure. This Agreement (including the Schedules hereto and the certificates furnished to the Parent pursuant to the provisions hereof) does not, and the Proxy Statement (and any amendments or supplements thereto) will not, at the respective times any such documents or any amendments or supplements thereto are filed with the SEC, are first published, or are sent or given to stockholders, and at the time the Company stockholders vote on the approval of the Merger, (i) contain any untrue statement of a material fact or (ii) omit to state any material fact required to be stated therein or necessary to make the statements therein (in the light of the circumstances under which such information was or will be made or provided) not misleading.

SECTION 3.26 Proxy Statement. The Proxy Statement will comply with the requirements of all applicable laws, including the DGCL, the Exchange Act and the rules and regulations thereunder, and shall contain (or shall be amended in a timely manner to contain) all information that is required to be included therein in accordance with the Exchange Act and the rules and regulations thereunder and any other applicable law. The representations and warranties contained in Section 3.25 or in this Section 3.26 will not apply to statements or omissions included in the Proxy Statement based upon information furnished to the Company in writing by or on behalf of Parent or Merger Sub specifically for use therein.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

SECTION 4.1 Organization, Standing and Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to carry on its business as now being conducted, and is duly qualified or licensed to do business and is in good standing in each jurisdiction (domestic or foreign) in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Parent and Merger Sub have heretofore made available to the Company complete and correct copies of their respective certificates of incorporation and bylaws.

SECTION 4.2 Authority; Non-Contravention.

(a) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement, the Voting Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Voting Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement and the Voting Agreement have been duly executed and delivered by each of Parent and Merger Sub and, assuming the due execution and delivery by the Company, constitute the valid and binding obligations of Parent and Merger Sub enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy and other similar laws affecting the rights of creditors generally and general principles of equity.

(b) The execution and delivery of this Agreement, the Voting Agreement and the consummation of the transactions contemplated hereby and thereby by each of Parent and Merger Sub will not result in any violation pursuant to any provision of the respective articles or certificates of incorporation or bylaws of Parent or Merger Sub or, except as to which requisite waivers or consents have been obtained and assuming the consents, approvals, authorizations or permits and filings or notifications referred to in paragraph (c) of this Section 4.2 are duly and timely obtained or made and the Stockholder Approval has been obtained, will not result in any violation of any loan or credit agreement, note, mortgage, indenture, lease, or other agreement, obligation, instrument, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or Merger Sub or their respective properties or assets.

(c) No consent, approval, order or authorization of, or registration, declaration or filing with, notice to, or permit from any Governmental Entity, is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement and the Voting Agreement by each of Parent and Merger Sub or the consummation by each of Parent or Merger Sub of the transactions contemplated hereby, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

SECTION 4.3 Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to Parent or Merger Sub, or with respect to information supplied by Parent or Merger Sub for inclusion in the Proxy Statement, shall occur which is required to be described in an amendment of, or a supplement to, such documents, such event shall be so described to the Company as soon as reasonably practical.

SECTION 4.4 Ownership of Merger Sub. Merger Sub is a direct or indirect wholly-owned subsidiary of Parent.

SECTION 4.5 Litigation. As of the date hereof, there is no suit, action or proceeding pending or, to the knowledge of Parent or Merger Sub, threatened against or affecting Parent, Merger Sub or any of Parent’s Subsidiaries that, individually or in the aggregate, is reasonably expected to prevent or materially delay the consummation of the Merger, nor is there any judgment, decree, injunction or order of any Governmental Entity or arbitrator outstanding against Parent, Merger Sub or any of Parent’s Subsidiaries that is reasonably expected to prevent or materially delay the consummation of the Merger.

SECTION 4.6 Voting Requirements. No vote of the holders of any class or series of the capital stock of Parent is necessary to approve this Merger Agreement or the transactions contemplated hereby.

SECTION 4.7 Financing. Parent and Merger Sub have and shall maintain funds sufficient to consummate the Merger and the other transactions contemplated hereby on the terms contemplated by this Agreement, and, at the Effective Time of the Merger, Parent and Merger Sub will have available all of the funds necessary to pay the Merger Consideration under this Agreement.

SECTION 4.8 Brokers’ and Finders’ Fees. Except as set forth in Schedule 4.8, Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement, the Voting Agreement or any transaction contemplated hereby or thereby. Schedule 4.8 contains a true and complete copy of all contracts under which any such fees or expenses are payable and all indemnification and other contracts related to the engagement of the Persons to whom such fees are payable.

ARTICLE V

CONDUCT PRIOR TO THE EFFECTIVE TIME

SECTION 5.1 Conduct of Business by the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company and each of its Subsidiaries shall, except to the extent that Parent shall otherwise consent in writing, carry on its business in the ordinary course consistent with past practice and in compliance in all material respects with all applicable laws and regulations, pay Taxes when due subject to good faith disputes over such Taxes, and use all commercially reasonable efforts to (i) pay or perform other material obligations when due, (ii) preserve intact its present business organization, (iii) keep available the services of its present officers and employees and (iv) preserve its relationships with customers, suppliers, licensors, licensees and others with which it has business dealings. In addition, during that period the Company will promptly notify Parent of any material event involving its business or operations.

In addition, except as permitted by the terms of this Agreement, and except as contemplated by this Agreement, without the prior written consent of Parent during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall not do any of the following and shall not permit its Subsidiaries to do any of the following:

(a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

(b) Grant any severance or termination payment to any director, officer or employee except pursuant to written agreements in effect, or policies existing, on the date hereof (or as required by applicable law), copies of which have been provided to Parent, or adopt any new severance plan;

(c) Enter into any licensing or other agreement with regard to the acquisition, distribution or licensing of any Intellectual Property Rights, or transfer or license to any Person or entity, or otherwise extend, amend or modify any rights to, any Intellectual Property Rights, other than non-exclusive licenses, distribution or other similar agreements entered into, extended, amended or modified, as the case may be, in the ordinary course of business consistent with past practice; provided that any such license (even if entered into in the ordinary course consistent with past practice) that has a value of $50,000 or more shall require the written consent of Parent;

(d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock of the Company or split, combine or reclassify any capital stock of the Company or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock of the Company;

(e) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of the Company or its Subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

(f) Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance, delivery and/or sale of Shares pursuant to the exercise of outstanding Company Options and Company Warrants;

(g) Cause, permit or propose any amendments to the Charter Documents;

(h) Acquire or agree to acquire by merging or consolidating with, or, by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other Person or division thereof; or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of the Company or enter into any material joint ventures, strategic relationships or alliances;

(i) Sell, lease, license, encumber or otherwise dispose of any properties or assets, other than the sale of inventory in the ordinary course of business;

(j) Incur any Debt Obligations (other than in the ordinary course of business consistent with past practice), issue or sell any options, warrants, calls or other rights to acquire any debt securities of the Company, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

(k) Except as required to comply with any Legal Requirement, adopt or amend any employee benefit plan or employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement, pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants other than with respect to employees and consultants (other than officers) in the ordinary course of business consistent with past practice, or change any management policies or procedures;

(l) Make any material capital expenditures;

(m) Modify, amend or terminate any Company Contract to which the Company or any Subsidiary thereof is a party or waive, release or assign any material rights or claims thereunder, except as contemplated by Sections 6.10 and 6.11 hereof;

(n) Revalue any of its assets or, except as required by GAAP, make any change in accounting methods, principles or practices;

(o) Pay, discharge or satisfy any claims (including claims of stockholders), indebtedness, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except (i) for the payment, discharge or satisfaction of liabilities, indebtedness or obligations in the ordinary course of business consistent with past practice or in accordance with their terms as in effect on the date hereof, or (ii) to waive, release, grant, or transfer any rights of material value or modify or change in any material respect any existing license, lease, contract or other document, as contemplated by Sections 6.10 and 6.11 hereof;

(p) Adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

(q) Enter into or amend any collective bargaining agreement;

(r) Settle or compromise any litigation (whether or not commenced prior to the date of this Agreement), other than settlements or compromises of litigation that do not provide for injunctive or similar relief and where the amount paid (after giving effect to insurance proceeds actually received) in settlement or compromise does not exceed $5,000, provided that the aggregate amount paid in connection with the settlement or compromise of all such litigation matters shall not exceed $25,000;

(s) Take any action that would materially delay the consummation of the transactions contemplated hereby;

(t) Make, revoke or change any material Tax election, amend any Return or take any other action (or fail to take any other action) in respect of Taxes;

(u) Enter into any joint venture, partnership or other similar arrangement; or

(v) Agree in writing or otherwise to take any of the actions described in Section 5.1 (a) through (u) above.

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.1 Preparation of the Proxy Statement; Company Stockholders Meeting.

(a) As soon as possible after the date hereof, the Company shall prepare and file with the SEC a preliminary proxy statement (if required by applicable law) relating to a meeting of the holders of Shares to approve the Merger (such proxy statement as amended or supplemented from time to time being hereinafter referred to as the “Proxy Statement”). The Company shall provide the Parent a reasonable opportunity to review and comment on the Proxy Statement prior to filing it with the SEC. The Company shall use commercially reasonable efforts to respond to all SEC comments with respect to the Proxy Statement and to cause the Proxy Statement to be mailed to the Company’s stockholders at the earliest possible date.

(b) The Company will, as soon as possible after the date hereof, duly call, give notice of, convene and hold a meeting of the stockholders of the Company (the “Stockholders Meeting”), to be held on the earliest possible date determined in consultation with Parent, for the purpose of approving this Agreement and the transactions contemplated hereby. Once the Stockholders Meeting has been called and noticed, the Company shall not postpone or adjourn (other than for the absence of a quorum and then only to the next possible future date) the Stockholders Meeting without Parent’s consent. Subject to applicable law and its fiduciary duty, the Board of Directors of the Company shall submit this Agreement to the holders of the Shares, whether or not the Board of Directors of the Company at any time changes, withdraws or modifies the Recommendation. Subject to applicable law and its fiduciary duty, without limiting the generality of the foregoing, (i) the Company agrees that its obligations to duly call, give notice of, convene and hold a meeting of the holders of the Shares, as required by this Section 6.1(b), shall not be affected by the withdrawal, amendment or modification of the

Recommendation, and (ii) the Company agrees that its obligations pursuant to this Section 6.1(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal or Superior Proposal.

(c) Parent shall (i) cause Merger Sub promptly to submit this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby for approval and adoption by Parent by written consent of sole stockholder; (ii) cause the shares of capital stock of Merger Sub to be voted for adoption and approval of this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby; and (iii) cause to be taken all additional actions necessary for Merger Sub to adopt and approve this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby.

SECTION 6.2 Governmental Filings.

(a) Promptly after the date of this Agreement, Parent, Merger Sub and the Company will prepare and file any filings required to be filed by it under the Exchange Act, the Securities Act or any other federal, state or foreign laws relating to the Merger and the transactions contemplated by this Agreement (the “Filings”). The parties shall promptly supply each other with any information which may be required in order to effectuate any filings pursuant to this Section 6.2.

(b) The parties will notify each other immediately upon the receipt of any comments from the SEC or its staff or any other government officials in connection with any filing made pursuant hereto and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement or any Filings or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to this Agreement, the Voting Agreement, the Proxy Statement, the Merger or any Filing. Each party will cause all documents that it is responsible for filing with the SEC or other regulatory authorities under Section 6.1 and this Section 6.2 to comply with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement or any Filing, each party will cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Company such amendment or supplement.

SECTION 6.3 No Solicitation.

(a) From the date hereof until the Effective Time or termination of this Agreement in accordance with Article VIII hereof, whichever is earlier, neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors to, directly or indirectly, (i) solicit, initiate or knowingly take any action to facilitate or encourage the submission or announcement of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries to, afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or assist, participate in, facilitate or encourage any effort by any third party to do or seek to make, or that has made an Acquisition Proposal, (iii) approve, endorse or recommend any Acquisition Proposal or (iv) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal.

(b) Notwithstanding the foregoing, the Board of Directors of the Company, directly or indirectly through advisors, agents or other intermediaries, may (i) engage in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide Acquisition Proposal that the Board of Directors of the Company reasonably determines (after consultation with the Company’s financial advisor) constitutes a Superior Proposal, (ii) furnish to such third party making an Acquisition Proposal which constitutes a Superior Proposal nonpublic information relating to the Company or any of its Subsidiaries, (iii) take and disclose to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) under the Exchange Act or otherwise make disclosure to them, (iv) following receipt of such an Acquisition Proposal which constitutes a Superior Proposal, withdraw, modify in a manner adverse to Parent, or fail to make its Recommendation and/or (v) take any action ordered to be taken by the Company by any court of competent jurisdiction if, in each case (1) neither the Company nor any representative of Company and its Subsidiaries shall have violated any of the restrictions set forth in this Section 6.3(a) and (b), (2) the Board of Directors of the Company determines in good faith (after consultation with its outside legal counsel) that it is necessary for the Board of Directors to take such action in order to satisfy its fiduciary obligations to the Company’s stockholders under applicable law, (3) prior to furnishing any nonpublic information to, or entering into any such discussions with, such Person or group, the Company gives Parent written notice of the identity of such Person or group and all of the material terms and conditions of such Acquisition Proposal and of the Company’s intention to furnish nonpublic information to, or enter into discussions with, such Person or group, and the Company receives from such Person or group an executed confidentiality agreement, and gives Parent prompt advance notice of its intent to furnish such nonpublic information or enter into such discussions (which notice shall in no event be given less than three (3) business days prior to furnishing such information or entering into such discussions), (4) contemporaneously with furnishing any such nonpublic information to such Person or group, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by the Company to Parent), and (5) the Company provides Parent and Merger Sub with a period of at least five (5) business days following receipt by the Company of the proposed definitive documentation for the transaction constituting the Superior Proposal to match the terms of the Superior Proposal (or propose another alternative better than or the same to the Company as the Superior Proposal) prior to undertaking any binding obligation to the third party making the Superior Proposal. If Parent or Merger Sub does match the terms of the Superior Proposal (or proposes another alternative better than or the same to the Company as the Superior Proposal) within the five (5) business day period provided pursuant to the preceding sentence, the Company shall terminate its discussions with the party making the Superior Proposal (without undertaking any obligations to such party), and the Superior Proposal shall cease to be a Superior Proposal (unless and until such party shall make a better Acquisition Proposal, in which case each of the preceding provisions, including the requirement that such Acquisition Proposal must constitute a Superior Proposal when compared to the improved transaction offered by Parent or Merger Sub prior to the exceptions in Section 6.3(b) to the restrictions in Section 6.3(a) being applicable and the requirement that Parent and

Merger Sub shall have a period of five (5) business days to investigate and match the new Superior Proposal, shall be applicable to the improved Acquisition Proposal). The Company and its Subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal, and shall use its commercially reasonable efforts to cause any such parties in possession of confidential information about the Company that was furnished by or on behalf of the Company to return or destroy all such information in the possession of any such party or in the possession of any agent or advisor of any such party. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer, director or employee of the Company or any of its Subsidiaries or any investment banker, attorney or other advisor or representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 6.3 by the Company.

(c) In addition to the obligations of the Company set forth in paragraph (a) of this Section 6.3, the Company as promptly as possible shall advise Parent orally and in writing of any Acquisition Proposal, or any inquiry with respect to or which the Company reasonably should believe would lead to any Acquisition Proposal, the material terms and conditions of such Acquisition Proposal or inquiry, and the identity of the Person or group making any such Acquisition Proposal or inquiry. The Company will keep Parent informed as promptly as possible of any amendments of any such Acquisition Proposal or inquiry.

SECTION 6.4 Voting of Shares. Parent and Merger Sub agree to vote all Shares beneficially owned by them or any of their Subsidiaries in favor of approval and adoption of this Agreement and the Merger at the Stockholders Meeting, on the terms and subject to the conditions set forth in this Agreement.

SECTION 6.5 Confidentiality; Access to Information. The Company will afford Parent and its accountants, counsel and other representatives reasonable access to the properties, books, records and personnel of the Company during the period prior to the Effective Time to obtain all information concerning the business, including the status of product development efforts, properties, results of operations, personnel, customers, and suppliers of the Company, as Parent may reasonably request, including without limitation copies of working papers of accountants, contracts, and other corporate documents, and access to other parties with whom it has business dealings. No information or knowledge obtained in any investigation pursuant to this Section will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

SECTION 6.6 Public Disclosure. Parent and the Company will consult with each other, and to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to the Merger, this Agreement, the Voting Agreement, or an Acquisition Proposal and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law; provided, however, that this Section 6.6 shall terminate in the event the Board of Directors of the Company shall withdraw its Recommendation in accordance with Section 6.3. The parties have agreed to the text of the joint press release announcing the signing of this Agreement.

SECTION 6.7 Reasonable Efforts; Notification.

(a) Upon the terms and subject to the conditions set forth in this Agreement and the Voting Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement and the Voting Agreement, including using reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VII to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the Voting Agreement or the consummation of the transactions contemplated hereby and thereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to carry out fully the purposes of, this Agreement. Notwithstanding anything in this Agreement to the contrary, neither Parent nor any of its affiliates shall be under any obligation to make proposals, execute or carry out agreements or submit to orders providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Parent, any of its affiliates or the Company or its Subsidiaries or the holding separate of the Shares (or shares of stock of the Surviving Corporation) or imposing or seeking to impose any limitation on the ability of Parent or any of its Subsidiaries or affiliates to conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the Shares (or shares of stock of the Surviving Corporation).

(b) Each of the Company and Parent will give prompt notice to the other of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated hereby, (iii) any litigation relating to, involving or otherwise affecting the Company, Parent or their respective Subsidiaries that relates to the consummation of the transactions contemplated hereby. The Company shall give prompt notice to Parent of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of the Company or any of its stockholders to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or the Voting Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement or the Voting Agreement. Parent shall give prompt notice to the Company of any representation or warranty made by it or Merger Sub contained in this Agreement becoming untrue or inaccurate.

SECTION 6.8 Takeover Statutes; Rights Agreement. If any takeover statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement and the Voting Agreement, each of Parent and the Company and their respective Boards of Directors shall grant such approvals and take such lawful actions as are necessary to ensure that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Voting Agreement and otherwise act to eliminate or minimize the effects of such statute and any regulations promulgated thereunder on such transactions. The Company covenants and agrees that on and after the date hereof, it will not adopt a “poison pill” rights plan or any similar antitakeover plan, or take any other action that would impede or prevent completion of the Merger, this Agreement, or the Voting Agreement, or that would facilitate an Acquisition Proposal.

SECTION 6.9 Employment, Noncompetition, and Other Agreements. The Company agrees to cooperate with Parent in its efforts to negotiate employment, noncompetition or other agreements with key employees identified by Parent between the date hereof and the Effective Time.

SECTION 6.10 Termination of Certain Agreements. Commencing on the date hereof and prior to the Closing Date, the Company shall negotiate (in consultation with Parent) the termination of each of the Company Contracts listed on Schedule 6.10 and shall obtain the counterparties’ consent to such termination and the release of all obligations and liabilities arising thereunder, in form and substance satisfactory to Parent.

SECTION 6.11 Debt Obligations. Prior to the Closing Date, the Company (in consultation with Parent) shall obtain payoff letters for the repayment and satisfaction in full of all Debt Obligations of the Company and its Subsidiaries (and the release of all related liens and Encumbrances on assets of the Company and its Subsidiaries) specified on Schedule 6.11. In addition, the Company shall negotiate a reduction in the outstanding amount of such Debt Obligations prior to the Closing Date such that the total amount outstanding as of the Closing Date in respect of all Debt Obligations of the Company and its Subsidiaries does not exceed $8,191,557.85. At least three business days prior to the Closing Date, the Company shall deliver to Parent a certificate signed by the chief executive officer or chief financial officer of the Company listing and certifying, to the Company’s Knowledge, the amount of each Debt Obligation of the Company and its Subsidiaries as of the Closing Date and identifying the payee thereof, together with all the above-mentioned payoff letters.

SECTION 6.12 Accounts Payable Payoff Letters. Prior to the Closing Date, the Company (in consultation with Parent) shall obtain payoff letters for the repayment and satisfaction in full of all accounts payable of the Company and its Subsidiaries (and the release of all related liens and Encumbrances on assets of the Company and its Subsidiaries) specified on Schedule 6.12.

SECTION 6.13 Customer Contracts. At least three business days prior to the Closing Date, the Company shall deliver to Parent an updated Schedule 3.14(f).

SECTION 6.14 Hearn Litigation. Prior to the Closing Date, the Company shall use its good faith, commercially reasonable efforts to enter and execute a settlement agreement,

obtain a dismissal with prejudice, or otherwise formally and finally resolve the litigation listed on Schedule 6.14 (the “Hearn Litigation”) upon such terms and conditions satisfactory to Parent. The Company shall notify Parent of any agreement to settle or otherwise resolve the Hearn Litigation prior to the execution of such agreement.

SECTION 6.15 Stockholder Litigation. Prior to the Effective Time, each of Parent and the Company shall use all reasonable efforts to settle, and the Company shall give Parent the opportunity to participate in, at the Parent’s expense, the defense of, any stockholder litigation against the Company or its directors relating to the transactions contemplated by this Agreement; provided, however, that no such settlement shall be agreed to without Parent’s consent, which shall not be unreasonably withheld; provided further, however, that no such settlement the result of which would be to prevent the consummation of the Merger shall be agreed to without the Company’s consent, which shall not be unreasonably withheld.

ARTICLE VII

CONDITIONS TO THE MERGER

SECTION 7.1 Conditions to Obligations of Parent and Merger Sub to Effect the Merger. All obligations of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement are subject to the satisfaction of each of the following conditions (each of which are for the sole benefit of Parent and Merger Sub and their affiliates and may be asserted by Parent and Merger Sub regardless of the circumstances giving rise to any such condition or may be waived by Parent, in whole or in part, from time to time in its sole discretion), and the Company shall use its commercially reasonable efforts to cause each of such conditions to be satisfied:

(a) The representations and warranties of the Company set forth in Article III of this Agreement (i) that are qualified by materiality or Material Adverse Effect shall be true and correct in all respects, and (ii) that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though such representations and warranties had been made by the Company on and as of the Closing Date, and the Parent shall have received at the Closing a certificate, dated the Closing Date, signed by the Chief Executive Officer of the Company to such effect.

(b) The Company shall have performed and complied in all material respects with all covenants, agreements and conditions contained in this Agreement required to be performed by the Company on or prior to the Closing Date, and the Parent shall have received at the Closing a certificate, dated the Closing Date, signed by the Chief Executive Officer of the Company to such effect.

(c) All corporate and other proceedings to be taken in connection with the transactions contemplated by this Agreement shall have been taken and obtained, and all documents incident thereto shall be reasonably satisfactory in form and substance to the Parent and its counsel, both of whom shall have received all such originals or certified or other copies of such documents as either may reasonably request.

(d) The Company shall have obtained the Stockholder Approval, and the number of Dissenting Shares shall not exceed 10% of the total number of outstanding Shares.

(e) The Company shall have received all necessary approvals from all relevant Governmental Entities, and the Company shall have made all necessary filings or notices to Governmental Entities.

(f) The Company shall have obtained all consents and approvals of each Person that is not a Governmental Entity that is required in connection with the transactions contemplated hereby, including those consents or releases required under Section 2.9.

(g) All Company Contracts listed on Schedule 6.10 shall have been terminated pursuant to agreements (containing releases of the Company’s obligations and liabilities thereunder) in form and substance satisfactory to Parent.

(h) The Company shall have received (and delivered to Parent) payoff letters (containing obligations to release all liens and Encumbrances of record on the assets of the Company and its Subsidiaries and to file related UCC-3 termination statements) relating to each Debt Obligation specified on Schedule 6.11 executed by the payee of such Debt Obligations.

(i) The Company shall have received (and delivered to Parent) payoff letters (containing obligations to release all liens and Encumbrances of record on the assets of the Company and its Subsidiaries and to file related UCC-3 termination statements) relating to each account payable specified on Schedule 6.12 executed by the payees of such accounts payable.

(j) The Company shall have entered and executed a settlement agreement, obtained a dismissal with prejudice, or otherwise formally and finally resolved the Hearn Litigation upon such terms and conditions satisfactory to Parent.

(k) The representations and warranties of the Principal Stockholders set forth in the Voting Agreement shall be true and correct in all material respects as of the Closing Date as though such representations and warranties had been made on and as of the Closing Date.

(l) The Principal Stockholders shall have performed and complied in all material respects with all covenants, agreements and conditions contained in the Voting Agreement required to be performed on or prior to the Closing Date.

(m) This Agreement shall not have been terminated in accordance with its terms.

(n) There shall not have occurred any Material Adverse Effect (or any development that is reasonably likely to result in any Material Adverse Effect) since the date of this Agreement, and Parent shall have received a certificate of the Chief Executive Officer of the Company to the best of his Knowledge to such effect.

(o) At any time on or after the date of this Agreement and prior to the Closing Date, there shall not have been threatened, instituted or pending any suit, action,

proceeding, application or counterclaim by or before any Governmental Entity (other than actions, proceedings, applications or counterclaims filed or initiated by Merger Sub), which (i) seeks to restrain, prohibit or delay the making or consummation of the Merger or any of the other transactions contemplated by this Agreement or any other merger or business combination involving Merger Sub or any of its affiliates and the Company or any of its Subsidiaries, prohibit the performance of any of the contracts or other agreements entered into by Merger Sub or any of its affiliates in connection with the acquisition of the Company, or obtain any damages in connection with any of the foregoing, (ii) seeks to make the purchase of or payment for some or all of the Shares pursuant to the Merger illegal, (iii) seeks to impose limitations on the ability of Merger Sub, the Company, the Surviving Corporation, or any of their respective affiliates or Subsidiaries effectively to acquire or hold (or requiring Merger Sub, the Company or any of their respective affiliates or Subsidiaries to dispose of or hold separate) any portion of the assets or the business of Merger Sub, the Company, the Surviving Corporation, or any of their respective affiliates or Subsidiaries, or impose limitations on the ability of Merger Sub, the Company, the Surviving Corporation, or any of their respective affiliates or Subsidiaries to continue to conduct, own or operate all or any portion of their businesses and assets as heretofore conducted, owned or operated, (iv) is reasonably likely to result in a material diminution in the benefits expected to be derived by Parent and Merger Sub as a result of the transactions contemplated by the Merger, (v) seeks to impose voting, procedural, price or other requirements in addition to those under DGCL and federal securities laws or any material condition to the Merger that is unacceptable (in its reasonable judgment) to Parent and Merger Sub.

(p) There shall not be in effect or have been proposed, sought, promulgated, enacted, entered, enforced or deemed applicable to the Merger by any Governmental Entity, any statute, rule, regulation, judgment, decree, order or injunction that might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (v) of Section 7.1(p) above.

(q) There shall not have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the commencement of a war, armed hostilities or other international or national calamity, directly or indirectly involving the United States, (iv) any limitations (whether or not mandatory) imposed by any governmental authority on, or any event which might have material adverse significance with respect to, the nature or extension of credit or further extension of credit by banks or other lending institutions, or (v) any significant adverse change in securities or financial markets in the United States or Canada, including, without limitation, a decline of at least 20 percent in either the Dow Jones Average of Industrial Stocks or the Standard & Poor’s 500 Index from that existing at the close of business on the date of this Agreement.

SECTION 7.2 Conditions to Obligations of the Company to Effect the Merger. All obligations of the Company to consummate the Merger and the other transactions contemplated by this Agreement are subject to the satisfaction of each of the following conditions (each of which are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company, in whole or in part, from time to time in its sole discretion), and the Parent and Merger Sub shall use their best efforts to cause each of such conditions to be satisfied:

(a) The representations and warranties of the Parent and Merger Sub set forth in Article IV of this Agreement (i) that are qualified by materiality or Material Adverse Effect shall be true and correct in all respects, and (ii) that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though such representations and warranties had been made by the Parent and Merger Sub on and as of the Closing Date, and the Company shall have received at the Closing a certificate, dated the Closing Date, signed by the Chief Executive Officer of each of the Parent and Merger Sub to such effect.

(b) The Parent and Merger Sub shall have performed and complied in all material respects with all covenants, agreements and conditions contained in this Agreement required to be performed by the Parent and Merger Sub on or prior to the Closing Date, and the Company shall have received at the Closing a certificate, dated the Closing Date, signed by the Chief Executive Officer of each of the Parent and Merger Sub to such effect.

(c) All corporate and other proceedings to be taken in connection with the transactions contemplated by this Agreement shall have been taken and obtained, and all documents incident thereto shall be reasonably satisfactory in form and substance to the Company and its counsel, both of whom shall have received all such originals or certified or other copies of such documents as either may reasonably request.

(d) The Company shall have obtained the Stockholder Approval.

(e) At any time on or after the date of this Agreement and prior to the Closing Date, there shall not have been threatened, instituted or pending any suit, action, proceeding, application or counterclaim by or before any Governmental Entity or other Person (other than actions, proceedings, applications or counterclaims filed or initiated by the Company), which seeks to restrain, prohibit or delay the making or consummation of the Merger or any of the other transactions contemplated by this Agreement or any other merger or business combination involving Merger Sub or any of its affiliates and the Company or any of its Subsidiaries, prohibit the performance of any of the contracts or other agreements entered into by Merger Sub or any of its affiliates in connection with the acquisition of the Company, or obtain any damages in connection with any of the foregoing, and there shall not be in effect or have been proposed, sought, promulgated, enacted, entered, enforced or deemed applicable to the Merger by any Governmental Entity, any statute, rule, regulation, judgment, decree, order or injunction that might, directly or indirectly, result in any such consequences.

(f) There shall not be (i) in effect any statute, rule, regulation, executive order, decree, restraining order, preliminary or permanent injunction or other order enacted,

promulgated, enforced or issued by any Governmental Entity or (ii) any pending, or to the knowledge of the Company, threatened, suit, action or proceeding by any Governmental Entity or by any other Person which prohibits or seeks to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement.

(g) The Parent and Merger Sub shall have received all necessary approvals from all relevant Governmental Entities, and the Parent and Merger Sub shall have made all necessary filings or notices to Governmental Entities.

(h) The Parent and Merger Sub shall have obtained all consents and approvals of each Person that is not a Governmental Entity that is required in connection with the transactions contemplated hereby.

(i) The Merger Agreement shall not have been terminated in accordance with its terms.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

(a) by mutual written agreement of the Company and Parent; or

(b) by either the Company or Parent, if there shall be any applicable law or regulation that makes consummation of the Merger illegal or otherwise prohibited or any judgment, injunction, order or decree of any court or governmental body having competent jurisdiction enjoining the Company or Parent from consummating the Merger is entered and such judgment, injunction, judgment or order shall have become final and nonappealable; or

(c) by the aggrieved party, if (i) any representation or warranty of another party contained in this Agreement or the Voting Agreement (without giving effect to any “Material Adverse Effect”, “materiality” or similar qualifications contained therein) shall be or have become inaccurate such that, individually or in the aggregate, such inaccuracies would reasonably be expected to have a Material Adverse Effect on such aggrieved party, (ii) the conditions to the aggrieved party’s obligations hereunder are not satisfied, or (iii) another party fails to perform any material covenant contained in this Agreement or the Voting Agreement (without giving effect to any “Material Adverse Effect”, “materiality” or similar qualifications contained therein); provided that such inaccuracy or failure to perform has not been or is incapable of being cured by such other party within 30 days following receipt by the terminating party of written notice of such inaccuracy or failure to perform; or

(d) by Parent if the conditions to the Parent’s obligations have not been satisfied or waived by November 30, 2003; or

(e) by Parent upon the occurrence of (i) any liquidation or dissolution of the Company or (ii) any other transaction outside the ordinary course of business the consummation of which would reasonably be expected to materially impede, materially interfere with, prevent or materially delay the consummation of the transactions contemplated hereby; or

(f) by Parent if a Triggering Event shall have occurred.

(g) For purposes of this Agreement, a “Triggering Event” shall be deemed to have occurred if, prior to the Effective Time: (i) the Board of Directors of the Company or any committee thereof shall have approved or recommended to the Company stockholders any Acquisition Proposal, (ii) the Company shall have publicly announced its intention to enter into an agreement or agreement in principle with respect to any Acquisition Proposal, (iii) the Board of Directors of the Company or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent its Recommendation, or failed to reaffirm its Recommendation on or before the fifth business day following the date on which an Acquisition Proposal shall have been made; (iv) the Company shall have failed to include the Recommendation in the Proxy Statement; or (v) any Person or group (defined in Section 13(d)(3) of the Exchange Act) (other than Parent or any of its Subsidiaries) shall have commenced a tender or exchange offer relating to 15% or more of the Shares, and the Company shall not have sent to its securityholders pursuant to Rule 14e-2 promulgated under the Exchange Act, within five (5) business days after such tender or exchange offer is first published, a statement disclosing that the Company recommends rejection of such tender or exchange offer.

(h) The party desiring to terminate this Agreement pursuant to this Section 8.1 (other than pursuant to Section 8.1(a)) shall give notice of such termination to the other party.

SECTION 8.2 Notice of Termination; Effect of Termination. Any proper termination of this Agreement under Section 8.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement under Section 8.1, this Agreement shall be of no further force or effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other parties hereto, except (i) as set forth in this Section 8.2, Section 8.3 and Article IX, each of which shall survive the termination of this Agreement, and (ii) that nothing herein shall relieve any party from liability for any breach of this Agreement.

SECTION 8.3 Fees and Expenses.

(a) General. Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Voting Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses whether or not the Merger is consummated.

(b) Company Payments. If this Agreement is terminated by Parent or Merger Sub pursuant to Section 8.1(f), the Company shall pay Parent a fee equal to $900,000, and, in addition, the Company shall reimburse Parent for all fees and expenses incurred by Parent in connection with the transactions contemplated by this Agreement, in each case promptly after the date of such termination (but in any event no later than one (1) day after such date), in immediately available funds (the “Termination Fee”). The Company acknowledges that the agreements contained in this Section 8.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if the Company fails to pay in a timely manner the Termination Fee pursuant to this Section 8.3(b), and, in order to obtain such payment, Parent makes a claim that results in a judgment against the Company, the Company shall pay to Parent its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 8.3(b) at the prime rate of The Chase Manhattan Bank in effect on the date such payment was required to be made. Payment of the fees described in this Section 8.3(b) shall not be in lieu of damages incurred in the event of breach of this Agreement.

SECTION 8.4 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent and the Company; provided, however, that after Stockholder Approval, the amount of the Merger Consideration shall not be decreased and the form of the Merger Consideration shall not be altered without the approval of the Stockholders.

SECTION 8.5 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Mere inaction or failure to exercise any right, remedy or option under this Agreement, or delay in exercising the same, will not operate as, nor shall be construed as, a waiver, and each such right shall be deemed an ongoing right and may be asserted at any time and from time to time.

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.1 Non-Survival of Representations and Warranties. The representations and warranties of Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

SECTION 9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon delivery either personally or by commercial delivery service, or sent via facsimile (receipt confirmed) to the parties at the following addresses or facsimile numbers (or at such other address or facsimile numbers for a party as shall be specified by like notice):

(a)	if to Parent or Merger Sub, to:

Linamar Corporation

287 Speedvale Avenue West

Guelph, Ontario, N1H 1C5

Canada

Attention: Keith H. Wettlaufer

Facsimile No.: (519) 836-9175

with a copy to:

Dickstein Shapiro Morin & Oshinsky, LLP

1177 Avenue of the Americas

New York, NY 10036

Attention: Todd M. Roberts, Esq.

Facsimile No.: (212) 997-9880

(b) if to Company, to:

McLaren Performance Technologies, Inc.

32233 West Eight Mile Road

Livonia, MI 48152

Attention: Wiley R. McCoy

Facsimile No.: (248) 477-6250

with a copy to:

Clark Hill PLC

500 Woodward Avenue

Suite 3500

Detroit, MI 48226-3435

Attention: John J. Hern, Jr., Esq.

Facsimile No.: (313) 965-8252

SECTION 9.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

SECTION 9.4 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Voting Agreement and the Schedules, (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; and (b) are not intended to confer upon any other Person any rights, benefits or remedies hereunder, other than the right of stockholders of the Company to receive the Merger Consideration if, but only if, the Merger is consummated and not otherwise (regardless of the reason for the Merger not being consummated).

SECTION 9.5 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect, and such void or unenforceable provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with applicable law.

SECTION 9.6 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment in violation of this Section shall be void.

SECTION 9.7 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that damages in the event of breach of this Agreement by any party hereto would be difficult, if not impossible, to ascertain, and irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each party, in addition to and without limiting any other remedy or right it may have, shall be entitled to seek an injunction or other equitable relief in any court of competent jurisdiction, without any necessity of proving damages or any requirement for the posting of a bond or other security, enjoining any such breach, and enforcing specifically the terms and provisions hereof and thereof. Each of the Company, Parent and Merger Sub hereby waive any and all defenses they may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief.

SECTION 9.8 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, EXCEPT THAT THE PROVISIONS OF THIS AGREEMENT WHICH ARE MANDATORILY GOVERNED BY DELAWARE LAW SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, DELAWARE LAW.

SECTION 9.9 Waiver of Jury Trial. EACH OF PARENT, COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

SECTION 9.10 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

* * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed by their duly authorized respective officers as of the date first written above.

LINAMAR CORPORATION

By:	/S/ KEITH WETTLAUFER
Name: Keith Wettlaufer
Title: Chief Financial Officer

MCLN ACQUISITION CORP.

By:	/S/ LINDA HASENFRATZ
Name: Linda Hasenfratz
Title: President

McLAREN PERFORMANCE TECHNOLOGIES, INC.

By:	/S/ WILEY R. MCCOY
Name: Wiley R. McCoy
Title: Chief Executive Officer